                                             EXHIBIT 2.1


============================================================







                AGREEMENT AND PLAN OF MERGER


                        BY AND AMONG

                  KUONI REISEN HOLDING AG,

              DIAMOND HOLDING DELAWARE, INC.,

       DIAMOND ACQUISITION SUBSIDIARY MISSOURI, INC.

                            AND

                        INTRAV, INC.








                        Dated as of

                       July 16, 1999






============================================================

                         TABLE OF CONTENTS
                         -----------------
                                                                 Page
                                                                 ----

ARTICLE I - TERMS OF THE MERGER                                     1

   1.1 The Merger                                                   1
   1.2 Effective Time                                               1
   1.3 Merger Consideration                                         2
   1.4 Shareholders' Rights upon Merger                             2
   1.5 Dissenting Shares                                            3
   1.6 Surrender and Exchange of Shares                             3
   1.7 Options and Warrants                                         5
   1.8 Articles of Incorporation                                    5
   1.9 By-Laws                                                      5
   1.10 Other Effects of Merger                                     5
   1.11 Further Adjustments                                         6
   1.12 Additional Actions                                          6

ARTICLE II - REPRESENTATIONS, WARRANTIES AND CERTAIN
COVENANTS OF TARGET                                                 6

   2.1 Organization and Good Standing                               6
   2.2 Capitalization                                               7
   2.3 Subsidiaries                                                 7
   2.4 Authorization; Binding Agreement                             8
   2.5 Governmental Approvals                                       9
   2.6 No Violations                                               10
   2.7 Securities Filings and Litigation                           10
   2.8 Target Financial Statements                                 11
   2.9 Absence of Certain Changes or Events                        12
   2.10 Compliance with Laws                                       12
   2.11 Permits.                                                   13
   2.12 Finders and Investment Bankers                             13
   2.13 Contracts                                                  13
   2.14 Employee Benefit Plans                                     14
   2.15 Taxes and Tax Returns                                      15
   2.16 Liabilities                                                17
   2.17 Environmental Matters                                      18
   2.18 Intellectual Property                                      18
   2.19 Real Estate                                                19
   2.20 Corporate Records                                          20
   2.21 Title to and Condition of Personal Property                20
   2.22 No Adverse Actions                                         20
   2.23 Labor Matters                                              20
   2.24 Change of Control Agreements                               21
   2.25 Insurance                                                  21
   2.26 Information Supplied                                       22

   2.27 Takeover Statutes                                          22
   2.28 Year 2000                                                  22
   2.29 Target Options                                             23
   2.30 Transactions with Affiliates                               23
   2.31 No Existing Discussions                                    23
   2.32 Disclosure                                                 23

ARTICLE III - REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS
OF PARENT AND ACQUIROR                                             24

   3.1 Organization and Good Standing                              24
   3.2 Authorization; Binding Agreement                            24
   3.3 Governmental Approvals                                      25
   3.4 No Violations                                               25
   3.5 Finders and Investment Bankers                              25
   3.6 Information Supplied                                        25
   3.7 Financial Ability                                           26

ARTICLE IV - ADDITIONAL COVENANTS OF TARGET                        26

   4.1 Conduct of Business of Target and Target Subsidiaries       26
   4.2 Notification of Certain Matters                             29
   4.3 Access and Information                                      29
   4.4 Shareholder Approval; Proxy Statement; Shareholder Lists    29
   4.5 Reasonable Business Efforts                                 31
   4.6 Public Announcements                                        31
   4.7 Compliance                                                  31
   4.8 Benefit Plans                                               32
   4.9 No Solicitation of Takeover Proposal                        32
   4.10 Securities and Shareholder Materials                       34
   4.11 Resignations                                               34
   4.12 Noncompete and Confidentiality Agreements                  34
   4.13 Comfort Letters                                            35
   4.14 Takeover Statutes                                          35
   4.15 Year 2000 Plan                                             35
   4.16 Purchase of Target Common Stock                            35
   4.17 Conversion of Options                                      35
   4.18 Disposition of U.S. Flagged Vessels;
          Non-U.S. Flagged Vessels                                 36
   4.19 Amendments to Articles of Incorporation and By-Laws        36

ARTICLE V - ADDITIONAL COVENANTS OF PARENT AND ACQUIROR            37

   5.1 Public Announcements                                        37
   5.2 Compliance                                                  37
   5.3 Proxy Statement                                             37
   5.4 Indemnification and Insurance                               38
   5.5 Advisory Committee                                          39

ARTICLE VI - CONDITIONS                                            39

   6.1 Conditions to Each Party's Obligations                      39
      6.1.1 Shareholder Approval                                   39
      6.1.2 No Injunction or Action                                40
      6.1.3 HSR Act                                                40
      6.1.4 Exon-Florio Amendment                                  40
      6.1.5 Opinion of Financial Advisor                           40
      6.1.6 Governmental Approvals                                 40
   6.2 Conditions to Obligations of Target                         41
      6.2.1 Acquiror Representations and Warranties                41
      6.2.2 Performance by Parent and Acquiror                     41
      6.2.3 Certificate                                            41
   6.3 Conditions to Obligations of Acquiror                       41
      6.3.1 Target Representations and Warranties                  41
      6.3.2 Performance by Target                                  42
      6.3.3 No Material Adverse Change                             42
      6.3.4 No Pending Action                                      42
      6.3.5 Dissenting Shares                                      42
      6.3.6 Required Consents                                      42
      6.3.7 Certificates and Other Deliveries                      43
      6.3.8 Opinion of Target Counsel                              43
      6.3.9 Comfort Letters                                        43
      6.3.10 Vessels                                               43
      6.3.11 Environmental Representations and Warranties          44

ARTICLE VII - TERMINATION AND ABANDONMENT                          44

   7.1 Termination                                                 44
   7.2 Termination Fees and Rights                                 45
   7.3 Procedure Upon Termination                                  46

ARTICLE VIII - MISCELLANEOUS                                       46

   8.1 Confidentiality                                             46
   8.2 Amendment and Modification                                  47
   8.3 Waiver of Compliance; Consents                              47
   8.4 Survival of Representations and Warranties                  47
   8.5 Notices                                                     48
   8.6 Binding Effect; Assignment                                  49
   8.7 Expenses                                                    49
   8.8 Governing Law                                               49
   8.9 Counterparts                                                49
   8.10 Interpretation                                             49
   8.11 Entire Agreement                                           50
   8.12 Severability                                               50
   8.13 Specific Performance                                       50
   8.14 Third Parties                                              50
   8.15 Schedules                                                  50

                         LIST OF SCHEDULES
                         -----------------

   SCHEDULE                      DESCRIPTION
   --------                      -----------

2.2(a)         Rights, Subscriptions, Warrants, Options, etc., with
               Respect to Stock
2.2(b)         Restrictions with Respect to Stock
2.3(a)         Target Ownership Interests
2.3(b)         Claims as to Capital Stock and Other Interests Held
2.3(c)         Rights with respect to Target Subsidiary Securities
2.5            Regulatory Consents
2.6            Target Required Approvals
2.7            Target Litigation
2.9            Target Subsequent Events
2.10           Compliance with Laws
2.13           Target Material Contracts
2.14           Target Employee Benefit Plans
2.15           Target Tax Matters
2.16           Target Liabilities
2.17           Target Environmental Matters
2.18(a)(1)     Target Intellectual Property
2.18(a)(2)     Target Intellectual Property Exceptions
2.18(b)        Computer Software Program Exceptions
2.19(b)        Target Leased Real Property
2.20           Target Records Off Premises
2.22           Target Adverse Actions
2.23           Target Labor Matters
2.24           Target Change of Control Agreements
2.30           Target Affiliate Transactions
4.12           Form of Noncompete and Confidentiality Agreements
6.3.8          Opinion of Counsel to Target

                         LIST OF EXHIBITS
                         ----------------

   EXHIBIT                       DESCRIPTION
   -------                       -----------

4.18(a)        Form of Charter Agreement
6.3.10         Letter Agreement

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

                     GLOSSARY OF DEFINED TERMS
                     -------------------------

Term                                                       Page Where
----                                                        Defined
                                                           ----------

Acquiror                                                       1
Acquiror Ancillary Agreements                                  26
Acquiror Material Adverse Effect                               25
Acquiror Material Contract                                     27
Acquiror Modified Representation                               43
Acquiror Nonmodified Representation                            43
Acquisition Agreement                                          35
Acquisition Subsidiary                                         1
affiliate                                                      52
Agreement                                                      1
Articles Amendment                                             38
associate                                                      52
Benefit Plan                                                   15
Certificate of Merger                                          2
Certificates                                                   3
Claim Notice                                                   19
Closing                                                        2
Closing Date                                                   2
Code                                                           5
Consent                                                        10
Costs                                                          40
Dissenting Shares                                              3
Effective Time                                                 2
Enforceability Exceptions                                      9
Environmental Laws                                             19
ERISA                                                          15
Event                                                          12
Exchange Agent                                                 3
Exon-Florio Amendment                                          10
Final Order                                                    43
Governmental Authority                                         10
HSR Act                                                        10
Indemnified Parties                                            40
Intellectual Property                                          19
IRS                                                            15
Law                                                            11
Letter of Transmittal                                          3
Litigation                                                     11

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

Majority Shareholder                                           1
Majority Shareholder Agreement                                 1
Merger                                                         1
Merger Consideration                                           2
Missouri Code                                                  1
Multi-employer Plan                                            15
NASD                                                           10
Noncompete and Confidentiality Agreements                      36
Option Consideration                                           5
Options                                                        5
Parent                                                         1
person                                                         52
Proxy Statement                                                31
Representatives                                                34
Resignations                                                   36
SEC                                                            11
Securities Act                                                 8
Securities Exchange Act                                        8
shareholder                                                    53
Shareholders' Meeting                                          31
Subsidiary                                                     7
Superior Proposal                                              35
Surviving Corporation                                          1
Surviving Corporation Common Stock                             3
Surviving Corporation Material Adverse Effect                  42
Takeover Proposal                                              34
Takeover Statute                                               23
Target                                                         1
Target Ancillary Agreements                                    9
Target Approved Budget                                         13
Target Common Stock                                            2
Target Financial Statements                                    12
Target Material Adverse Effect                                 7
Target Material Contract                                       14
Target Minority Entity                                         8
Target Modified Representation                                 44
Target Nonmodified Representation                              44
Target Permits                                                 13
Target Real Property Leases                                    20
Target Securities Filings                                      11
Target Shareholders' Approval                                  9
Target Shares                                                  2
Target Subsidiaries                                            7
Tax                                                            16
Tax Return                                                     16

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

Termination Fee                                                49
Year 2000 Compliant                                            24
Year 2000 Plan                                                 24
Year 2000 Problem                                              24

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                    AGREEMENT AND PLAN OF MERGER
                    ----------------------------

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and
                                                 ---------
entered into as of July 16, 1999, by and among KUONI REISEN HOLDING AG, a Swiss corporation incorporated in the Canton of Zurich, Switzerland ("Parent"), DIAMOND HOLDING DELAWARE, INC., a Delaware corporation
  ------
("Acquiror"), DIAMOND ACQUISITION SUBSIDIARY MISSOURI, INC., a
  --------
Missouri corporation and wholly owned subsidiary of Acquiror ("Acquisition Subsidiary") and INTRAV, INC., a Missouri corporation
  ----------------------
("Target").
  ------

                              Recitals
                              --------

        A. The respective Boards of Directors of Target, Parent, Acquisition Subsidiary and Acquiror have approved the merger (the "Merger") of Acquisition Subsidiary with and into Target in accordance
 ------
with the laws of the State of Missouri and the provisions of this Agreement.

        B. Target, Acquisition Subsidiary, Acquiror, and Parent desire to make certain representations, warranties and agreements in connection with, and establish various conditions precedent to, the Merger.

        C. Concurrently with the execution and delivery of this Agreement, Acquiror is entering into an agreement (the "Majority
                                                        --------
Shareholder Agreement") with the majority shareholder of Target (the
---------------------
"Majority Shareholder") whereby, among other things, the Majority
 --------------------
Shareholder will grant an option to Acquiror to purchase certain shares of Target Common Stock (as hereinafter defined) held by the Majority Shareholder and the Majority Shareholder will agree to vote (or grant Acquiror a proxy to vote) such shares in favor of the Merger.

        NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows:

                             ARTICLE I
                        TERMS OF THE MERGER

        1.1  THE MERGER.  Upon the terms and subject to the conditions
             ----------
of this Agreement, the Merger shall be consummated in accordance with The General and Business Corporation Law of Missouri (the "Missouri
                                                           --------
Code").  At the Effective Time (as defined in Section 1.2, below),
----                                          -----------
upon the terms and subject to the conditions of this Agreement, Acquisition Subsidiary shall be merged with and into Target in accordance with the Missouri Code and the separate existence of Acquisition Subsidiary shall thereupon cease, and Target, as the surviving corporation in the Merger (the "Surviving Corporation"),
                                          ---------------------
shall continue its corporate existence under the laws of the State of Missouri as a subsidiary of Acquiror. Acquiror shall prepare and Target shall execute articles of merger (the "Certificate of Merger") in
                                       ---------------------
order to comply in all respects with the requirements of the Missouri Code and with the provisions of this Agreement.

        1.2  EFFECTIVE TIME.  The Merger shall become effective at the
             --------------
time of the filing of the Certificate of Merger with the Secretary of Stateof the State of Missouri in accordance with the

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applicable provisions of the Missouri Code or at such later time as may be specified in the Certificate of Merger. The Certificate of Merger shall be filed as soon as practicable after all of the conditions set forth in this Agreement have been satisfied or waived by the party or parties entitled to the benefit of the same. Acquiror, after consultation with Target, shall determine the time of such filing (which in no event shall be more than five (5) business days after all of the conditions set forth in this Agreement have been satisfied or waived by the party or the parties entitled to the benefit of the conditions) and the place where the closing of the Merger (the "Closing") shall occur.
                                                -------
The time when the Merger shall become effective is herein referred to as the "Effective Time" and the date on which the Effective Time occurs
     --------------
is herein referred to as the "Closing Date."
                              ------------

        1.3  MERGER CONSIDERATION.
             --------------------

        (a) Subject to the provisions of this Agreement and any applicable backup or other withholding requirements, each of the issued and outstanding shares ("Target Shares") of common stock, par value
                         -------------
$0.01 per share, of Target ("Target Common Stock") (other than shares
                             -------------------
canceled pursuant to Section 1.3(b) and Dissenting Shares (as
                     --------------
hereinafter defined), if any) as of the Effective Time shall by virtue of the Merger and without any action on part of the holder thereof, be converted into the right to receive, and there shall be paid as hereinafter provided, in exchange for each of the Target Shares, $21.32 (the "Merger Consideration"), payable to the holder thereof, in cash,
      --------------------
without interest thereon, upon the surrender of the certificate formerly representing such Target Share in the manner provided in Section 1.6.
                                                         -----------

        (b) Each share of Target Common Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent, Acquiror or Acquisition Subsidiary and each share of Target Common Stock held in the treasury of Target or by a wholly owned subsidiary of Target shall be canceled as of the Effective Time and no Merger Consideration shall be payable with respect thereto. From and after the Effective Time, there shall be no further transfers on the stock transfer books of Target of any of the Target Shares outstanding prior to the Effective Time. If, after the Effective Time, Certificates (as hereinafter defined) are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for in, and in accordance with the procedures set forth in, this Agreement.

        (c) Subject to the provisions of this Agreement, at the Effective Time, the shares of Acquisition Subsidiary common stock outstanding immediately prior to the Merger shall be converted, by virtue of the Merger and without any action on the part of the holder thereof, into one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation (the "Surviving
                                                    ---------
Corporation Common Stock"), which share of the Surviving Corporation
------------------------
Common Stock shall constitute all of the issued and outstanding capital stock of the Surviving Corporation.

        1.4  SHAREHOLDERS' RIGHTS UPON MERGER.  Upon consummation of
             --------------------------------
the Merger, the certificates which theretofore represented Target Shares (other than Dissenting Shares) (the "Certificates") shall cease to
                                     ------------
represent any rights with respect thereto, and, subject to applicable Law (as hereinafter defined) and this Agreement, the Certificates shall only represent the right to receive the Merger Consideration.

        1.5  DISSENTING SHARES. (a)  Notwithstanding anything in this
             -----------------
Agreement to the contrary, Target Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders of Target Common Stock who have demanded and exercised any dissenters' rights in the manner provided under the Missouri Code, if applicable and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to payment under the Missouri Code (the "Dissenting Shares"), shall not be converted into or be exchangeable
 -----------------
for the right to receive the Merger Consideration, unless and until such holder shall have failed to exercise or shall have effectively withdrawn or lost such holder's right to payment under the Missouri Code. If such holder shall have so failed to exercise or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration provided for in this Agreement, without any interest thereon.

        (b) Target shall give Acquiror (i) prompt notice of any demands for appraisal and payment pursuant to Section 351.455 of the Missouri Code received by Target, withdrawals of such demands, and any other instruments served pursuant to the Missouri Code, and received by Target and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal and payment under the Missouri Code. Target shall not, except with the prior written consent of Acquiror or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal and payment or offer to settle or settle any such demands.

        1.6  SURRENDER AND EXCHANGE OF SHARES.
             --------------------------------

        (a) Prior to the Effective Time, Acquiror shall designate ChaseMellon Shareholder Services, L.L.C. or such other bank or trust company as it may designate to act as exchange agent in the Merger (the "Exchange Agent"). Parent shall cause Acquiror to deposit with the
 --------------
Exchange Agent the funds as necessary to make the payments contemplated herein on a timely basis. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of Target Shares a form of letter of transmittal (the "Letter of Transmittal")
                                             ---------------------
and instructions for use in effecting the surrender of the Certificates pursuant to such Letter of Transmittal. After the Effective Time, each holder of Target Shares (other than Dissenting Shares) shall surrender and deliver the Certificates to the Exchange Agent together with a duly completed and executed Letter of Transmittal and any other required documents. Upon such surrender and delivery, the holder shall be entitled to receive in exchange therefor the Merger Consideration, and such Certificates shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If payment is to be made to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 1.6 and exchanged, each outstanding Certificate after the
-----------
Effective Time (other than Certificates representing Dissenting Shares) shall be deemed for all purposes only to evidence the right to receive the Merger Consideration, without any interest thereon.

        (b) At any time following the sixth (6th) month after the Effective Time, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to it any portion of the funds which had been made available to the Exchange Agent and not disbursed to holders of shares of Target Common Stock (including, without limitation, all interest and other income received by the Exchange Agent in respect of all amounts of funds made available to it), and thereafter each such holder shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Target Common Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined), any such cash, shares, dividends or distributions payable in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Acquiror, Acquisition Subsidiary or the Exchange Agent shall be liable to any holder of a share of Target Common Stock for any Merger Consideration delivered in respect of such share of Target Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

        (c) At the Effective Time, the stock transfer books of Target shall be closed and thereafter there shall be no further registration of transfers of shares of Target Common Stock on the records of Target. Except for Parent, Acquiror and Acquisition Subsidiary, the holders of shares of Target Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights, from and after the Effective Time, with respect to such shares of Target Common Stock except as otherwise provided herein or by applicable Law, and all cash paid pursuant to this Article I upon the surrender or exchange of
                      ---------
Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Target Common Stock theretofore represented by such Certificate.

        (d) Parent, Acquiror, Acquisition Subsidiary, the Surviving Corporation and the Exchange Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Common Stock and Options (as hereinafter defined) such amounts that Parent, Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations promulgated thereunder
              ----
or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Exchange Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Target Common Stock and Options in respect of which such deduction and withholding was made by Acquiror, Acquisition Subsidiary, the Surviving Corporation or the Exchange Agent.

        1.7  OPTIONS AND WARRANTS.
             --------------------

        (a) Prior to the Effective Time, Target shall cause each outstanding and unexpired option or warrant to purchase Shares described in Schedule 2.2 (an "Option" and, collectively, the "Options"), to
   ------------      ------                          -------
be converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the number of Shares subject to the Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share of such Option (the "Option
                                                       ------
Consideration")), as contemplated by Section 4.17.  Prior to the
-------------                        ------------
Effective Time, Target shall cause each Option to be converted as described herein, and shall take all steps necessary to give written notice to each holder of an Option that: (i) all Options shall be canceled effective as of the Effective Time; and (ii) the Option Consideration for such Options held by each holder shall be payable as described in Section 1.7(b). The Board of Directors of Target or any
             --------------
committee thereof responsible for the administration of any plans under which Options have been granted shall take any and all action necessary to effectuate matters described in this Section 1.7 and Section 4.17
                                        -----------     ------------
on or before the Effective Time.

        (b) The Option Consideration shall be payable by the Surviving Corporation to each holder of Options promptly following the Effective Time, only after (i) verification by the Acquiror and the Surviving Corporation of the ownership and terms of the particular Option by reference to the Surviving Corporation's records, and (ii) delivery of a written instrument duly executed by the holder of the applicable Option, in a form provided by Target and acceptable to Acquiror and setting forth (x) the aggregate number of Options owned by that person and their respective issue dates and exercise prices, (y) a representation by the person that he or she is the owner of all Options described pursuant to clause (x) and that none of those Options has expired or ceased to be exercisable and (z) a confirmation of, and consent to, the cancellation and/or conversion of all Options held by such person effective as of the Effective Time, as contemplated by this
Section 1.7 and Section 4.17.
-----------     ------------

        (c)  Any amounts payable pursuant to this Section 1.7 shall be
                                                  -----------
subject to any required withholding of taxes and shall be paid without interest.

        1.8  ARTICLES OF INCORPORATION.  At and after the Effective
             -------------------------
Time, the Articles of Incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as the Articles of Incorporation of the Acquisition Subsidiary in effect at the Effective Time except that Article First shall be amended to read as follows:
"The name of the corporation is Intrav, Inc." (subject to any subsequent amendment).

        1.9  BY-LAWS.  At and after the Effective Time, the By-Laws of
             -------
Acquisition Subsidiary in effect at the Effective Time shall be the By-Laws of the Surviving Corporation (subject to any subsequent amendment).

        1.10 OTHER EFFECTS OF MERGER.  The directors and officers of
             -----------------------
Acquisition Subsidiary at the Effective Time shall be the initial directors and officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving

Corporation, or as otherwise provided by Law. The Merger shall have all further effects as specified in the applicable provisions of the Missouri Code.

        1.11 FURTHER ADJUSTMENTS.  If, at any time the Target Shares
             -------------------
are changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split-up, combination, exchange or readjustment of Target's capital stock or if a dividend thereon is declared with a record date prior to the termination of this Agreement, or if the representations in Section 2.2
                                                            -----------
of the Merger Agreement are or become untrue, then the merger consideration provisions of this Agreement shall be appropriately adjusted.

        1.12 ADDITIONAL ACTIONS.  If, at any time after the Effective
             ------------------
Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of Acquisition Subsidiary or Target or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Acquisition Subsidiary or Target, as the case may be, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Acquisition Subsidiary or Target, as the case may be, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                              ARTICLE II
      REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS OF TARGET

        Target represents, warrants and/or covenants to and with Parent and Acquiror as follows:

        2.1  ORGANIZATION AND GOOD STANDING.  Target and each of its
             ------------------------------
Subsidiaries (as defined below) (the "Target Subsidiaries") is a
                                      -------------------
corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, limited liability company or partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Target and each of Target Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have a Target Material Adverse Effect (as defined below).  For purposes of this Agreement, "Target Material Adverse Effect"
                                          ------------------------------
shall mean a material adverse effect on (i) the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the results of operations of Target and Target Subsidiaries taken as a whole, (ii) the ability of Target to perform its obligations set forth in this Agreement and the Target Ancillary Agreements (as hereinafter defined), or (iii) the ability to timely consummate the transactions contemplated by this Agreement and the Target Ancillary Agreements. Target has delivered to Acquiror a complete and accurate list of the jurisdictions of incorporation or organization and qualification of Target and Target Subsidiaries. Target has heretofore delivered to Acquiror accurate and complete copies of the Certificates or Articles of Incorporation and By-Laws, or equivalent governing instruments, as currently in effect, of Target and each of the Target Subsidiaries. "Subsidiary" means, with respect to any person, any affiliate
 ----------
controlled by such person directly, or indirectly through one or more intermediaries, and shall include, without limitation, any corporation, partnership, joint venture, limited liability company, trust, estate or other organization or entity, of which (or in which) 50% or more of:
(i) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect thereto of such corporation or other organization (irrespective of whether at the time shares of capital stock or other interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency); (ii) the interest in the capital or profits of such partnership, joint venture, limited liability company or other organization or entity; or (iii) the beneficial interest in such trust or estate; is at the time, directly or indirectly, owned or controlled by such person, by such person and one or more of its other subsidiaries or by one or more of such person's other subsidiaries.

        2.2  CAPITALIZATION.  As of the date hereof, the authorized
             --------------
capital stock of Target consists of 20,000,000 shares of Target Common Stock and 5,000,000 shares of preferred stock. As of the opening of business on the date hereof, (a) 5,114,200 shares of Target Common Stock were issued and outstanding, (b) 210,800 shares of Target Common Stock were issued and held in the treasury of Target, and (c) Options to purchase 515,000 shares of Target Common Stock were issued and outstanding with an aggregate exercise price of such Options being $5,734,000. No other capital stock of Target is issued or outstanding. All issued and outstanding shares of the Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable corporate and securities Laws (as hereinafter defined). Except as set forth on Schedule 2.2(a) attached hereto, as of the date of this
         ---------------
Agreement there are no outstanding rights, reservations of shares, subscriptions, warrants, puts, calls, unsatisfied preemptive rights, options or other agreements of any kind relating to any of the capital stock or any other security of Target, and there is no authorized or outstanding security of any kind convertible into or exchangeable for any such capital stock or other security. There are no restrictions upon the transfer of or otherwise pertaining to the securities (including, but not limited to, the ability to pay dividends thereon) or retained earnings of Target and the Target Subsidiaries or the ownership thereof other than those, if any, described on
Schedule 2.2(b) attached hereto or those imposed generally by federal
---------------
Merchant Marine Act of 1936, as amended, the federal Shipping Act of 1916, as amended, the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended
 --------------
(the "Securities Exchange Act"), applicable state or foreign
      -----------------------
securities Laws or applicable corporate Law.

        2.3  SUBSIDIARIES.  Schedule 2.3(a) attached hereto sets
             ------------   ---------------
forth the name and percentages of outstanding capital stock or other interest held, directly or indirectly, by Target and other persons, with respect to Target's Subsidiaries or other persons in which Target or a Target Subsidiary holds, directly or indirectly, any capital stock or other interest (a "Target Minority Entity"). Except as set forth
                      ----------------------
on Schedule 2.3(b) attached hereto, all of the capital stock and
   ---------------
other interests so held by Target are owned by it or a Target Subsidiary as indicated on said

Schedule 2.3(a), free and clear of any claim, lien, encumbrance,
---------------
security interest or agreement with respect thereto. All of the outstanding shares of capital stock in each of the Target Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were issued free of preemptive rights and in compliance with applicable Laws. Except as set forth on Schedule 2.3(c) attached hereto, there
                              ---------------
are no irrevocable proxies, voting agreements or similar obligations with respect to such capital stock of the Target Subsidiaries or a Target Minority Entity held by Target or any of the Target Subsidiaries and no equity securities or other interests of any of the Target Subsidiaries are or may become required to be issued or purchased by reason of any options, warrants, rights to subscribe to, puts, calls, reservation of shares or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of any capital stock of any Target Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Target Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock or securities convertible into or exchangeable for such shares.

        2.4  AUTHORIZATION; BINDING AGREEMENT.  (a)  Target has all
             --------------------------------
requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Target is or will be a party or a signatory, (the "Target
                                                            ------
Ancillary Agreements") and the consummation of the transactions
--------------------
contemplated hereby and thereby including, but not limited to, the Merger have been duly and validly authorized by Target's Board of Directors and no other corporate proceedings on the part of Target or any Target Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Target Ancillary Agreements or to consummate the transactions contemplated hereby or thereby (other than the adoption of this Agreement by the shareholders of Target in accordance with the Missouri Code and the Articles of Incorporation and By-Laws of Target (the "Target Shareholders' Approval")). This
                        -----------------------------
Agreement has been duly and validly executed and delivered by Target and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the Target Ancillary Agreements will constitute, the legal, valid and binding agreements of Target, enforceable against Target in accordance with its and their respective terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and by principles of equity regarding the availability of remedies ("Enforceability Exceptions").
  -------------------------

        (b) At a meeting duly called and held on July 16, 1999, the Board of Directors of Target, after consideration of various factors it deemed relevant, including without limitation: (A) the long-term as well as the short-term interests of Target, and (B) the interests of the shareholders, long-term as well as short-term, including the possibility that those interests may be best served by the continued independence of Target, unanimously (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of Target and the holders of Target Shares, (ii) approved, authorized and adopted this Agreement, the Target Ancillary Agreements, the Merger and the other transactions contemplated hereby and thereby, and (iii) resolved to recommend approval and adoption of this

Agreement and the Merger and the other transactions contemplated hereby and thereby by the holders of Target Shares.

        (c) Target's Board of Directors has received from Target's financial advisor, Stifel, Nicolaus & Company, Incorporated, a written opinion addressed to it for inclusion in the Proxy Statement (as hereinafter defined) to the effect that the Merger Consideration is fair to the holders of the Target Shares (other than Acquiror and its affiliates) from a financial point of view. An accurate and complete copy of such opinion has been provided to Acquiror.

        (d) The affirmative vote of the holders of at least two-thirds of the outstanding Target Shares is required to adopt this Agreement and the Merger and the other transactions contemplated hereby and thereby. No other vote of the holders of Target Common Stock or any other capital stock of Target is required by Law or the Articles of Incorporation or By-Laws of Target or otherwise in order for Target to consummate the Merger and the transactions contemplated hereby and by the Target Ancillary Agreements.

        (e) Pursuant to Article 11.H of the Articles of Incorporation of Target, the Board of Directors of Target has either amended its By-Laws or otherwise set forth rules and regulations which (i) interpret
Article 11 to provide that an agreement to vote by the Majority Shareholder, which is entered into in conjunction with Target's execution and delivery of this Agreement, does not constitute "Beneficial Ownership" by Parent, Acquiror or Acquisition Subsidiary in Target for purposes of such Article 11 and (ii) confirm that for purposes of calculating "Excess Shares," that the date of Acquiror's agreement with the Majority Shareholder shall be deemed to be the acquisition date of the shares of Target Common Stock subject to the option in favor of Acquiror.

        2.5  GOVERNMENTAL APPROVALS.  No consent, approval, waiver or
             ----------------------
authorization of, notice to or registration, declaration or filing with or other action by ("Consent") any nation or government, any state or
                     -------
other political subdivision thereof, any person, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government including, without limitation, any governmental or regulatory authority, agency, department, board, commission or instrumentality, any court, tribunal or arbitrator and any self-regulatory organization ("Governmental
                                                     ------------
Authority") on the part of Target or any of the Target Subsidiaries is
---------
required in connection with any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution or delivery by Target of this Agreement and the Target Ancillary Agreements or the consummation by Target of the transactions contemplated hereby or thereby, other than (i) the filing of the Certificate of Merger with the Secretary of the State of Missouri in accordance with the Missouri Code, (ii) filings with the SEC, state securities laws administrators and the National Association of Securities Dealers, Inc. (the "NASD"), (iii) Consents from or with
                                  ----
Governmental Authorities set forth on Schedule 2.5 attached hereto,
                                      ------------
(iv) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (v) filings under the applicable provisions of
      -------
Section 721 of Title VII of the Defense Production Act of 1950, as amended, 50 U.S.C. App. 2170 (the "Exon-Florio Amendment"),
                                   ---------------------
(vi) Consents
described in Section 2.11 below, and (vii) those Consents that, if
             ------------
they were not obtained or made, do not or would not have a Target Material Adverse Effect.

        2.6  NO VIOLATIONS.  The execution and delivery of this
             -------------
Agreement and the Target Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Target with any of the provisions hereof or thereof and any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or By-Laws or other governing instruments of Target or any of the Target Subsidiaries, (ii) except as set forth on
Schedule 2.6 attached hereto, require any Consent under or result in
------------
a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Target Material Contract (as hereinafter defined) or other obligation to which Target or any Target Subsidiary is a party or by which any of them or any of their properties or assets may be bound, (iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Target or any Target Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in
Section 2.5, above, contravene any applicable provision of any
-----------
constitution, treaty, statute, law, code, rule, regulation, tariff, ordinance, policy, permit or order of any Governmental Authority or other matters having the force of law including, but not limited to, any orders, decisions, injunctions, judgments, awards and decrees of or agreements with any court, tribunal, arbitrator, mediator or other Governmental Authority ("Law") currently in effect to which Target or
                         ---
any Target Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and
(iv), above, for any deviations from the foregoing which do not or would not have a Target Material Adverse Effect.

        2.7  SECURITIES FILINGS AND LITIGATION.  Target has made
             ---------------------------------
available to Acquiror true and complete copies of (i) its Annual Reports on Form 10-K, as amended, for the years ended December 31, 1996, 1997 and 1998, as filed with the Securities and Exchange Commission (the "SEC"), (ii) the proxy statements relating to all of
                 ---
the meetings of shareholders (whether annual or special) of Target and the Target Subsidiaries since January 1, 1996, as filed with the SEC, and (iii) all other reports, statements, schedules, registration statements and other filings or documents and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Target with the SEC since January 1, 1996. The reports, statements, schedules, registration statements, and other filings and documents set forth in clauses (i) through (iii), above, and those subsequently provided or required to be provided pursuant to this Section, are referred to collectively herein as the "Target Securities Filings."
        -------------------------

        Target and the Target Subsidiaries have filed with the SEC all Target Securities Filings required to be filed therewith on or prior to the date of this Agreement and, as of the Closing, Target and the Target Subsidiaries shall have filed with the SEC all Target Securities Filings required to be filed on or prior thereto. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the Target Securities Filings (including all schedules thereto and disclosure documents incorporated by reference therein), contained or, as to Target Securities Filings subsequent to the date hereof, will contain any untrue statement of a material fact or omitted or, as to Target Securities Filings subsequent to the date hereof, will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for Target's proxy statement for its 1999 Annual Meeting of Shareholders which was not timely filed, each of the Target Securities Filings at the time of filing or as of the date of the last amendment thereof, if amended after filing, complied or, as to Target Securities Filings subsequent to the date hereof, will comply in all material respects with the Securities Exchange Act or the Securities Act, as applicable. Except as set forth in Schedule 2.7 attached hereto, there is no action, cause of action,
   ------------
claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator, mediator or other Governmental Authority ("Litigation")
                                                       ----------
pending or, to the knowledge of Target, threatened against Target, any Target Subsidiary or any Target Minority Entity, or any officer, director, employee or agent thereof, in his or her capacity as such, or as a fiduciary with respect to any Benefit Plan (as hereinafter defined) of Target, or otherwise relating, in a manner that could have a Target Material Adverse Effect, to Target, any Target Subsidiary, any Target Minority Entity or the securities of any of them, or any properties or rights of Target, any of the Target Subsidiaries or any Target Minority Entity or any Benefit Plan. No event has occurred as a consequence of which Target would be required to file a Current Report on Form 8-K pursuant to the requirements of the Securities Exchange Act as to which such a report has not been timely filed with the SEC. Any reports, statements, schedules, registration statements and other filings and documents and amendments thereto (including, without limitation, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as amended) filed by Target with the SEC after the date hereof shall be provided to Acquiror no later than the date of such filing.

        2.8  TARGET FINANCIAL STATEMENTS.  The audited consolidated
             ---------------------------
and unaudited interim consolidated financial statements of Target and the Target Subsidiaries included in the Target Securities Filings and, as prepared by Target, the unaudited interim consolidated financial statements of Target and the Target Subsidiaries as of and for the months ended January 31, 1999, February 28, 1999, March 31, 1999, April 30, 1999, and May 31, 1999 (the "Target Financial Statements") have
                                 ---------------------------
been provided to Acquiror. Except as noted therein, the Target Financial Statements were or, as to those Target Financial Statements provided or required to be provided subsequent to the date hereof pursuant to this Section, will be, prepared in accordance with generally accepted accounting principles applicable to the businesses of Target and the Target Subsidiaries consistently applied in accordance with past accounting practices, except as otherwise described therein, and fairly present (including, but not limited to, the inclusion of all adjustments with respect to interim periods which are necessary to present fairly the consolidated financial condition or the consolidated results of operations of Target and the Target Subsidiaries except as may be indicated therein or in the notes thereto, subject to normal year-end adjustments in the ordinary course with respect to certain items immaterial in amount or effect and the exclusion of footnote disclosure in interim Target Financial Statements) the consolidated financial condition and the consolidated results of operations of Target and the Target Subsidiaries as of the dates and for the periods indicated. Except as reflected in the Target Financial Statements, as of their respective dates, neither Target nor any Target Subsidiary had any debts, obligations, guaranties of obligations of others or liabilities (contingent or otherwise) that would be required in accordance with generally accepted accounting principles to be disclosed in the Target Financial Statements. Any financial statements prepared with respect to Target or a Target Subsidiary subsequent to the date hereof promptly shall be provided to Acquiror and shall constitute Target Financial Statements for purposes hereof.

        2.9  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set
             ------------------------------------
forth in the Target Securities Filings made available by Target to Acquiror prior to the date of this Agreement or in Schedule 2.9
                                                   ------------
attached hereto, since December 31, 1998, through the date of this Agreement, there has not been: (i) any event, occurrence, fact, condition, change, development or effect ("Event") that has had or
                                           -----
could reasonably be expected to have a Target Material Adverse Effect;
(ii) any declaration, payment or setting aside for payment of any dividend (except to Target or a Target Subsidiary wholly owned by Target) or other distribution or any redemption, purchase or other acquisition of any shares of capital stock or securities of or interest in Target or any Target Subsidiary; (iii) any return of any capital or other distribution of assets to shareholders of Target or any Target Subsidiary (except to Target or a Target Subsidiary wholly owned by Target); (iv) other than in the ordinary course of business and consistent with the budget of Target dated July 13, 1999, a copy of which budget has been delivered to Acquiror (the "Target Approved
                                                  ---------------
Budget"), any investment of a capital nature by the purchase of any
------
property or assets by Target or any Target Subsidiary; (v) any acquisition (by merger, consolidation, acquisition of stock or assets or otherwise) of any person or business; (vi) any sale, disposition, pledge, mortgage or other transfer of assets or properties of Target or any Target Subsidiary other than in the ordinary course of business consistent with past practice or having a net book value in excess of $50,000 individually or $500,000 in the aggregate; (vii) any action or agreement or undertaking by Target or any Target Subsidiary to take any action that, if taken or done on or after the date hereof, would result in a breach of Section 4.1, below; (viii) any change in accounting
               -----------
methods or practices or any change in depreciation or amortization policies or rates of or applicable to Target or any Target Subsidiary;
(ix) any employment, severance or consulting agreement entered into by Target or any Target Subsidiary with any shareholder, officer, director, agent, employee or consultant of Target or any Target Subsidiary or any amendment or modification to, or termination of, any current employment, severance or consulting agreement to which Target or any Target Subsidiary is a party or by which it is bound; (x) any forgiveness, cancellation, compromise, settlement, waiver or release of any debts, claims, rights or Litigation; (xi) any agreement, authorization or commitment to take, whether in writing or otherwise, any action which, if taken prior to the date hereof, would have made any representation or warranty of Target in this Agreement untrue or incorrect in any material respect; or (xii) any failure by Target or any Target Subsidiary to conduct its business in the ordinary course consistent with past practice.

        2.10 COMPLIANCE WITH LAWS.  Other than as may be set forth on
             --------------------
Schedule 2.10, the business of Target and each Target Subsidiary has
-------------
been operated in compliance with all Laws applicable thereto, including without limitation all standards and regulations issued by the International Maritime Organization and The Federal Maritime
Commission, except for any instances of non-compliance which do not and would not have a Target Material Adverse Effect.

        2.11 PERMITS.  (i) Target and the Target Subsidiaries have all
             -------
permits, certificates, licenses, approvals, tariffs and other authorizations required in connection with the operation of their respective businesses (collectively, "Target Permits"), (ii) neither
                                      --------------
Target nor any Target Subsidiary is in violation of any Target Permit, and (iii) no proceedings are pending or, to the knowledge of Target, threatened, to revoke or limit any Target Permit, except, in the case of those which do not and would not have a Target Material Adverse Effect.

        2.12 FINDERS AND INVESTMENT BANKERS. Neither Target nor any of
             ------------------------------
the Target Subsidiaries nor any of their officers or directors or other affiliates has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, the Merger, the Target Ancillary Agreements or the transactions contemplated hereby or thereby, other than (i) pursuant to the agreement for financial advisory services with Stifel, Nicolaus & Co., Incorporated, an accurate and complete copy of which has been provided to Acquiror, and (ii) a $200,000 consulting fee payable to Bush-O'Donnell & Co. upon consummation of the Merger.

        2.13 CONTRACTS.  Schedule 2.13 attached hereto sets forth a
             ---------   -------------
complete and accurate list of all material notes, bonds, mortgages, indentures, contracts, leases, licenses, agreements, understandings, arrangements, commitments, instruments, bids or proposals to which Target or any Target Subsidiary is a party or is subject ("Target
                                                           ------
Material Contract") .  For purposes of this Section 2.13, a note,
-----------------                           ------------
bond, mortgage, indenture, contract, lease, license, agreement, understanding, arrangement, commitment, instrument, bid or proposal shall be considered material if (i) it is with an affiliate or associate of Target or of a Target Subsidiary or with a Target Minority Entity, (ii) it is required to be described in or filed as an exhibit to any document filed under the Securities Act or the Securities Exchange Act by an issuer subject thereto, (iii) the financial obligation of Target or a Target Subsidiary thereunder or applicable to the assets or properties of Target or a Target Subsidiary could exceed $500,000, except for air charter agreements, hotel agreements and cruise agreements which were undertaken by Target or a Target Subsidiary in the ordinary course of business, (iv) it provides for recurring monthly revenues to Target or a Target Subsidiary in excess of $100,000 and such revenues would arise otherwise than in the ordinary course of business, (v) it includes any exclusivity or non-competition restrictions applicable to Target or a Target Subsidiary,
(vi) it is for the purchase or sale of any assets or services otherwise than in the ordinary course of business, or (vii) it is a collective bargaining or similar agreement or an agreement relating to which employees of Target or any of the Target Subsidiaries are represented by a union in their employment relationship with Target and any of the Target Subsidiaries. Target has made available to Acquiror true and accurate copies of all Target Material Contracts. Target Material Contracts are valid and binding and are in full force and effect and enforceable in accordance with their respective terms (assuming the other parties thereto are bound, as to which Target has no basis to believe otherwise), subject to the Enforceability Exceptions. Since May 1995, any and all transactions between or involving Target or a Target Subsidiary and an affiliate or associate (other than Target or a Target Subsidiary listed on Schedule 2.3(a)) thereof were entered
                            ---------------
into in the ordinary course of business and are upon fair and reasonable terms not materially less favorable than Target or such Target Subsidiary could obtain or become entitled to in an arm's-length transaction with a person that is not an affiliate or an associate. Except as set forth in

Schedule 2.6 attached hereto, (i) no Consent of any person is needed
------------
in order that each such Target Material Contract shall continue in full force and effect in accordance with its terms without penalty, acceleration or rights of early termination by reason of any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution, delivery or performance of this Agreement and the Target Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, and (ii) neither Target nor any Target Subsidiary is in violation or breach of or default under any such Target Material Contract, nor to Target's knowledge is any other party to any such Target Material Contract in violation or breach of or default under any such Target Material Contract.

        2.14 EMPLOYEE BENEFIT PLANS.
             ----------------------

        (a)  Except as set forth in Schedule 2.14 attached hereto,
                                    -------------
there are no Benefit Plans (as defined below) maintained or contributed to by Target or a Target Subsidiary under which Target, a Target Subsidiary or the Surviving Corporation could incur any liability. A "Benefit Plan" shall include (i) an employee benefit plan as defined
 ------------
in Section 3(3) of the Employee Retirement Income Security Act of
   ------------
1974, as amended, together with all regulations thereunder ("ERISA"),
                                                             -----
even if, because of some other provision of ERISA, such plan is not subject to any or all of ERISA's provisions, and (ii) whether or not described in the preceding clause, (a) any pension, profit sharing, stock bonus, deferred or supplemental compensation, retirement, thrift, stock purchase, stock appreciation or stock option plan, or any other compensation, welfare, fringe benefit or retirement plan, program, policy, course of conduct, understanding or arrangement of any kind whatsoever, whether formal or informal, oral or written, providing for benefits for or the welfare of any or all of the current or former employees or agents of Target or a Target Subsidiary or their beneficiaries or dependents, (b) a multi-employer plan as defined in
Section 3(37) of ERISA (a "Multi-employer Plan"), or (c) a multiple
                           -------------------
employer plan as defined in Section 413 of the Code.

        (b)  With respect to each Benefit Plan (where applicable):
Target has made available to Acquiror complete and accurate copies of
(i) all plan and trust texts and agreements, insurance contracts and other funding arrangements; (ii) annual reports on the Form 5500 series for the last three (3) years; (iii) financial statements and/or annual and periodic accountings of plan assets for the last three (3) years;
(iv) the most recent determination letter received from the Internal Revenue Service ("IRS"); (v) actuarial valuations for the last three
                  ---
(3) years; and (vi) the most recent summary plan description as defined in ERISA.

        (c) With respect to each Benefit Plan while maintained or contributed to by Target or a Target Subsidiary: (i) if intended to qualify under Code Section 401(a) or 403(a), such Benefit Plan has received a favorable determination letter from the IRS that it so qualifies, and its trust is exempt from taxation under Code Section 501(a) and nothing has since occurred to cause the loss of the Benefit Plan's qualification; (ii) except for payment of benefits made in the ordinary course of the plan administration, no event has occurred and there exists no circumstance under which Target, a Target Subsidiary or the Surviving Corporation could incur material liability under ERISA, the Code or otherwise; (iii) no accumulated funding deficiency as defined in Code Section 412 has occurred or exists; (iv) no material non-exempt prohibited transaction as defined under ERISA and the Code has occurred; (v) no reportable event as defined in Section 4043 of ERISA has occurred; (vi) all contributions and premiums due have fully been made and paid on a timely basis; and
(vii) except as set forth on Schedule 2.14 attached hereto, all
                             -------------
contributions made or required to be made under any Benefit Plan meet the requirements for deductibility under the Code, and all contributions accrued prior to the Effective Time which have not been made have been properly recorded on the Target Financial Statements.

        (d) No Benefit Plan of Target or a Target Subsidiary is a defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code. Each of such Benefit Plans has been maintained in compliance with its terms and all applicable Law, except where the failure to do so would not result in a Target Material Adverse Effect or a Surviving Corporation Material Adverse Effect (as hereinafter defined). Neither Target nor any of the Target Subsidiaries contributes to, or has any outstanding liability with respect to, any Multi-employer Plan.

        (e) With respect to each Benefit Plan which is a welfare plan (as defined in ERISA Section 3(1)): (i) any liability for medical or death benefits with respect to current or former employees beyond their termination of employment is set forth in the Target Financial Statements (or footnotes thereto) to the extent required to be so set forth by applicable accounting principles; (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan; (iii) except as set forth in Schedule 2.14 attached hereto, no term or provision
                -------------
of any such plan prohibits the amendment or termination thereof; and
(iv) Target and the Target Subsidiaries have complied with Code
Section 4980B, except for any deviations from the foregoing which do not and would not have a Target Material Adverse Effect or a Surviving Corporation Material Adverse Effect (as hereinafter defined).

        (f)  Except as set forth in Schedule 2.14 attached hereto, the
                                    -------------
consummation of the Merger or the other transactions contemplated by this Agreement or the Target Ancillary Agreements or any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not, either alone or in conjunction with another Event: (i) entitle any individual to severance pay, or (ii) accelerate the time of payment or vesting of benefits or increase the amount of compensation or benefits due to any individual.

        2.15 TAXES AND TAX RETURNS.
             ---------------------

             (a)  Except as disclosed in Schedule 2.15 attached
                                         -------------
hereto, Target and each of the Target Subsidiaries has timely filed, or caused to be timely filed, all federal, state, local and foreign income, gross receipts, sales, use, property, production, payroll, franchise, withholding, employment, social security, license, excise, transfer, gains, and other tax returns or reports required to be filed by it (any of the foregoing being referred to herein as a "Tax
                                                           ---
Return"), and each such Tax Return is true, correct and complete in
------
all material respects. Target and each of the Target Subsidiaries has paid, collected or withheld, or caused to be paid, collected or withheld, all taxes and governmental charges, assessments and contributions of any nature whatsoever including, but not limited to, any related penalties, interest and liabilities (any of the foregoing being referred to herein as a "Tax"), required to be paid, collected
                               ---
or withheld, other than such Taxes for which adequate reserves in the Target Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Acquiror prior to the date of this Agreement. Except as set forth in Schedule 2.15 attached hereto, there are no claims or
         -------------
assessments pending against Target or any Target Subsidiary for any alleged deficiency in any Tax, and Target does not know of any threatened Tax claims or assessments against Target or any Target Subsidiary (other than those for which adequate reserves in the Target Financial Statements have been established or which are being contested in good faith and have been disclosed in writing to Acquiror prior to the date of this Agreement). Except as set forth in Schedule 2.15
                                                     -------------
attached hereto, neither Target nor any Target Subsidiary has made an election under Section 338 of the Code or has taken any action that would result in any Tax liability of Target or any Target Subsidiary as a result of a deemed election within the meaning of Section 338 of the Code. Except as set forth in Schedule 2.15 attached hereto, neither
                              -------------
Target nor any Target Subsidiary has any waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth in Schedule 2.15 attached hereto, there are no outstanding
         -------------
requests by Target or a Target Subsidiary for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Except as set forth on
Schedule 2.15 attached hereto, no taxing authority is conducting or
-------------
has notified or, to the knowledge of Target, has threatened Target or any Target Subsidiary that it intends to conduct, an audit of any prior Tax period of Target or any of its past or present subsidiaries.
Except as disclosed in Schedule 2.15 attached hereto, neither Target
                       -------------
nor any Target Subsidiary has ever been an "S" corporation under the Code.

             (b) Neither Target nor any Target Subsidiary is a party to any Tax sharing agreements or similar arrangements with respect to or involving Target or a Target Subsidiary.

             (c) Neither Target nor any Target Subsidiary has made or become obligated to make, or will, as a result of the transactions contemplated by this Agreement, make or become obligated to make, any "excess parachute payment" as defined in Section 280G of the Code.

             (d) Neither Target nor any Target Subsidiary is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

             (e)  Except as disclosed on Schedule 2.15, neither
                                         -------------
Target nor any Target Subsidiary is a person other than a United States person within the meaning of the Code.

             (f)  None of the assets of Target or of any Target
Subsidiary is property which Target or any Target Subsidiary is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

             (g) Target and each Target Subsidiary have disclosed on their federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income tax liability within the meaning of Section 6662(d) of the Code.

             (h) There are no liens for Taxes on the assets of Target or any Target Subsidiary except for statutory liens for current Taxes not yet due and payable.

             (i) All elections with respect to Taxes affecting Target and the Target Subsidiaries are set forth in Schedule 2.15 attached
                                             -------------
hereto or, with respect to elections made on or before December 31, 1998, are reflected in the Tax Returns of Target filed and provided to Acquiror prior to the date of this Agreement. Neither Target nor any Target Subsidiary: (i) has made or will make a deemed dividend election under former Treas. Reg. Sec. 1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code; (ii) has consented at any time under Section 341(f)(l) of the Code to have the provisions of
Section 341(f)(2) of the Code apply to any disposition of the assets of Target or any Target Subsidiary; (iii) has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has made an express election, or is required, to treat any asset of Target or any Target Subsidiary as owned by another person for federal income tax purposes or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; or (v) has made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state, foreign or local income Tax provision.

             (j)  Except as set forth on Schedule 2.15, Target and
                                         -------------
the Target Subsidiaries are not and have never been includable corporations in an affiliated group of corporations, within the meaning of Section 1504 of the Code, other than in the affiliated group of which Target is the common parent corporation.

             (k)  Except as set forth in Schedule 2.15 attached
                                         -------------
hereto, the consolidated net operating losses, net capital losses, foreign tax credits, investment and other tax credits set forth in the Target Financial Statements are not subject to any limitations under
Section 382, Section 383 or the Treasury regulations (whether temporary, proposed or final) under Section 1502 of the Code.

             (l)  Except as set forth in Schedule 2.15 attached
                                         -------------
hereto, neither Target nor any Target Subsidiary is a partner or member in or subject to any joint venture, partnership, limited liability company or other arrangement or contract that is or could be treated as a partnership for federal income tax purposes.

        2.16 LIABILITIES.  From December 31, 1998, through the date of
             -----------
this Agreement, except as expressly disclosed in the Target Securities Filings or in Target's monthly financial statements through June 30, 1999 made available by Target to Acquiror prior to the date of this Agreement or in Schedule 2.16 attached hereto, Target and the Target
                -------------
Subsidiaries do not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise, whether or not of a kind required by generally accepted accounting principles to be set forth in a financial statement other than those incurred in the ordinary course of business and in an amount not in excess of $50,000 individually or $250,000 in the aggregate. Except as set forth on Schedule 2.16 attached hereto or reflected in
                       -------------
the Target Securities Filings made available by Target to Acquiror prior to the date of this Agreement, as of the date of this Agreement, neither Target nor the Target Subsidiaries have any (i) obligations in respect of borrowed money, (ii) obligations evidenced by bonds, debentures, notes or other similar instruments, (iii) obligations which would be required by generally accepted accounting principles to be classified as "capital leases," (iv) obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business and payable not more than twelve (12) months from the date of incurrence, and (v) any guaranties of any obligations of any other person.

        2.17 ENVIRONMENTAL MATTERS.  As of the date of this Agreement,
             ---------------------
to the best knowledge of Target, (i) Target and the Target Subsidiaries are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), (ii) there is no civil, criminal or administrative judgment, action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter pending or, to the knowledge of Target, threatened against Target, a Target Subsidiary or any of their properties pursuant to Environmental Laws, and (iii) there are no past or present Events which reasonably may be expected to prevent compliance with, or which have given rise to or will give rise to material liability on the part of Target or a Target Subsidiary under, Environmental Laws. As used herein the term "Environmental Laws" shall mean Laws relating to
                 ------------------
pollution, chemical usage, waste or emission control, the management, generation, presence or disposal of asbestos, hazardous or toxic wastes or substances, the protection or remediation of the environment, environmental activity, product stewardship or public health and safety. In particular, without limiting the generality of the foregoing, except as set forth on Schedule 2.17 attached hereto,
                                  -------------
neither Target nor any of the Target Subsidiaries may be deemed an "owner or operator" of a "facility" or "vessel" which owns, possesses, transports, generates or disposes of a "hazardous substance" as those terms are defined in Section 9601 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.
      ------

        2.18 INTELLECTUAL PROPERTY.
             ---------------------

        (a)  For purposes of this Agreement, "Intellectual Property"
                                              ---------------------
shall mean all U.S. and foreign patents, trademarks, service marks, trade names, copyrights, franchises and similar rights of or used by Target or a Target Subsidiary, all applications for any of the foregoing and all permits, grants and licenses or other rights running to or from Target or any of the Target Subsidiaries relating to any of the foregoing and any and all goodwill associated therewith. Target or one of the Target Subsidiaries owns, or is licensed to, or otherwise has, the full and exclusive rights to use all right, title and interest in, to and under any and all Intellectual Property identified on
Schedule 2.18(a)(1) and any and all goodwill associated therewith.
-------------------
Except as set forth on Schedule 2.18(a)(2), Target or one of the
                       -------------------
Target Subsidiaries owns, or is licensed to use, or otherwise has, legally enforceable rights to all of the Intellectual Property currently used or proposed to be used in, and necessary for the conduct of the business of Target and the Target Subsidiaries as presently or proposed to be conducted. The rights of Target and the Target Subsidiaries in the Intellectual Property are, subject to the rights of any licensor thereof, free and clear of any liens or other encumbrances and restrictions and Target and the Target Subsidiaries have not received, as of the date of this Agreement, notice of any adversely-held Intellectual Property of any other person, or notice of any charge or claim of any person relating to such Intellectual Property or any process or confidential information of Target or any Target Subsidiary ("Claim Notice") and do not know of any basis for
                    ------------
any such charge or claim. Target, the Target Subsidiaries and their respective predecessors, if any, have not conducted business at any time during the period beginning five (5) years prior to the date hereof under any corporate, trade or fictitious names other than their current corporate names. Target shall promptly notify, and shall cause the Target Subsidiaries to promptly notify, Acquiror of any Claim Notice received by Target or a Target Subsidiary after the date of this Agreement. The business of each of Target and the Target Subsidiaries, presently conducted, does not conflict with and, to the knowledge of Target, has not been alleged to conflict with any patents, trademarks, trade names, service marks, copyrights or other intellectual property rights of others. The execution and delivery of this Agreement, the Target Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and any change of control of Target or any of the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, will not result in the loss or impairment of any of the Intellectual Property rights or Target's or any Target Subsidiaries' right to use any of the licensed Intellectual Property rights. To the knowledge of Target, there are no third parties using any of the Intellectual Property rights material to the business of Target or any Target Subsidiaries as presently conducted.

        (b) Without limiting the generality of paragraph (a) above, except as disclosed in Schedule 2.18(b), each of Target and the
                       ----------------
Target Subsidiaries owns, or possesses valid rights to, all computer software programs that are material to the conduct of the business of the Target and Target Subsidiaries. To Target's knowledge, there are no infringement suits, actions or proceedings pending or threatened against Target or any Target Subsidiary with respect to any software owned or licensed by Target or any Target Subsidiary.

        2.19 REAL ESTATE.
             -----------

        (a) Neither Target nor any of the Target Subsidiaries owns or has any agreement or other right to acquire any real property as of the date of this Agreement.

        (b)  Schedule 2.19(b) attached hereto sets forth a true,
             ----------------
correct and complete schedule as of the date of this Agreement of all material leases, subleases, easements, rights-of-way, licenses or other agreements under which Target or any of the Target Subsidiaries uses or occupies, or has the right to use or occupy, now or in the future, any real property or improvements thereon (the "Target Real Property
                                            --------------------
Leases"), and the same constitute the only leases necessary in
------
connection with the conduct of business by Target and any of the Target Subsidiaries as currently conducted. Each of Target and the Target Subsidiaries enjoys quiet possession under all leases to which it is a party as lessee, and all of such leases are valid, subsisting, and in full force and effect. Except as set forth in Schedule 2.19(b), upon
                                               ----------------
a any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, or the execution or delivery of this Agreement and the Target Ancillary Agreements or the consummation of the Merger or the transactions contemplated hereby or thereby, all such Target Real Property Leases shall continue in full force and effect in accordance with their terms, without penalty, acceleration or rights of early termination. Except for the matters listed on said Schedule 2.19(b), Target or a Target Subsidiary, as
               ----------------
indicated thereon, holds the leasehold estate under or other interest in each Target Real Property Lease free and clear of all liens, encumbrances and other rights of occupancy other than statutory landlords or mechanics' liens which have not been executed upon.

        2.20 CORPORATE RECORDS.  The respective corporate record books
             -----------------
of or relating to Target and each of the Target Subsidiaries have been made available to Acquiror by Target and contain materially accurate and complete records of (i) all corporate actions of the respective shareholders and directors (and committees thereof) of Target and the Target Subsidiaries, (ii) the Certificate and/or Articles of Incorporation, By-Laws and/or other governing instruments, as amended, of Target and the Target Subsidiaries, and (iii) the issuance and transfer of stock of Target and the Target Subsidiaries. Except as set forth on Schedule 2.20 attached hereto, neither Target nor any Target
         -------------
Subsidiary has any of its material records or information recorded, stored, maintained or held off the premises of Target and the Target Subsidiaries.

        2.21 TITLE TO AND CONDITION OF PERSONAL PROPERTY. Target and
             -------------------------------------------
each of the Target Subsidiaries have good and marketable title to, or a valid leasehold interest in, all material items of any personal property reflected in the Target Financial Statements dated December 31, 1998, or currently used in the operation of their respective businesses, and such property or leasehold interests are free and clear of all liens, claims, charges, security interests, options, or other title defects or encumbrances, except for property disposed of in the ordinary course since the date thereof consistent with the provisions of Section 2.9, above, and such exceptions to title and liens,
   -----------
claims, charges, security interests, options, title defects or encumbrances which do not and would not have a Target Material Adverse Effect or interfere with the use and enjoyment of such property and interests. As of the date of this Agreement, all such personal property is in good operating condition and repair (ordinary wear and tear excepted), is suitable for the use to which the same is customarily put by Target or any Target Subsidiary, is, to the knowledge of Target, free from inherent or latent manufacturing defects, and is free from all other material defects and is of a quality and quantity presently usable in the ordinary course of the operation of the business of Target and the Target Subsidiaries.

        2.22 NO ADVERSE ACTIONS.  Except as set forth on
             ------------------
Schedule 2.22 attached hereto, there is no existing, pending or, to
-------------
the knowledge of Target, threatened termination, cancellation, limitation, modification or change in the business relationship of Target or any of the Target Subsidiaries, with any supplier, customer or other person except as are immaterial individually and in the aggregate and are in the ordinary course of business. None of Target, any Target Subsidiary or, to the knowledge of Target, any director, officer, agent, employee or other person acting on behalf of any of the foregoing has used any corporate funds for unlawful contributions, payments, gifts, entertainment or other unlawful expenses relating to political activity, or made any direct or indirect unlawful payments to governmental or regulatory officials or others.

        2.23 LABOR MATTERS.  Except as set forth on Schedule 2.13
             -------------                          -------------
attached hereto, neither Target nor any of the Target Subsidiaries has any obligations, contingent or otherwise, under any employment, severance or consulting agreement, collective bargaining agreement or other contract with a labor union or other labor or employee group. To the knowledge of Target, as of the date of this Agreement, there are no efforts presently being made or threatened by or on behalf of any labor union with respect to the unionizing of employees of Target or any Target Subsidiary. As of the date of this Agreement, there is no unfair labor practice complaint against Target or any Target Subsidiary pending or, to the knowledge of Target, threatened before the National Labor Relations Board or comparable agency; there is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of Target, threatened against or involving

Target or any Target Subsidiary; no representation question exists respecting the employees of Target or any Target Subsidiary; no grievance or internal or informal complaint exists, no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; no collective bargaining agreement is currently being negotiated by Target or any Target Subsidiary; and neither Target nor any Target Subsidiary is experiencing any work stoppage, strike, slowdown or other labor difficulty. Except as set forth on Schedule 2.23, as of the date of
                                    -------------
this Agreement, there has not been, and to the knowledge of Target there will not be, any material adverse change in relations with employees or agents of Target or any Target Subsidiary as a result of any announcement or consummation of the transactions contemplated by this Agreement or the Target Ancillary Agreements or any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates. Target shall promptly notify, and shall cause the Target Subsidiaries to promptly notify, Acquiror upon knowledge by Target or a Target Subsidiary of the occurrence after the date hereof of any matter referenced in this Section.

        2.24 CHANGE OF CONTROL AGREEMENTS.  Except as set forth in
             ----------------------------
Schedule 2.24, neither the execution and delivery of this Agreement
-------------
or the Target Ancillary Agreements nor the consummation of the Merger or the other transactions contemplated hereby or thereby, nor any change of control of Target or the Target Subsidiaries, including without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates will (either alone or in conjunction with any other Event) result in, cause the accelerated vesting or delivery of, or increase the amount of value of, any payment or benefit to any director, officer or employee of Target or any Target Subsidiary. Except as set forth in Schedule 2.24, without limiting
                                    -------------
the generality of the foregoing, (x) no amount paid or payable by Target in connection with the Merger or the other transactions contemplated by this Agreement or the Target Ancillary Agreements, including accelerated vesting of options, (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code and (y) there are no agreements or arrangements on behalf of any officer, director or employee providing for payment or other benefits to such person contingent upon the execution of this Agreement or the Target Ancillary Agreements or the transactions contemplated hereby or thereby or a transaction involving a change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates.

        2.25 INSURANCE.  Target and each of the Target Subsidiaries
             ---------
has obtained and maintains in full force and effect insurance with responsible and reputable insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, public liability insurance and insurance against claims for personal injury or death or property damage occurring in connection with the activities of Target or the Target Subsidiaries or any properties owned, occupied or controlled by them, as is customary. Within the past five years, neither Target nor any of the Target Subsidiaries has received notice of default under, or intended cancellation or nonrenewal of, any policies of insurance. Neither Target nor any Target Subsidiary has been refused any insurance for coverage by an insurance carrier to which it has applied for insurance.

        2.26 INFORMATION SUPPLIED.  The Proxy Statement (as
             --------------------
hereinafter defined) to be mailed to the holders of Target Common Stock in connection with the Shareholders' Meeting (as hereinafter defined) to be called to consider the Merger at the date such document is first published, sent or delivered to the holders of Target Common Stock or at any time prior to or during the pendency of the Shareholders' Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and any related schedules or other filings made with the SEC, as contemplated hereby, will comply as to form and substance in all material respects with the requirements of the Securities Exchange Act and the applicable rules and regulations of the SEC thereunder and other applicable Laws. Notwithstanding the foregoing, no representation or warranty is made by Target with respect to statements made or incorporated by reference therein based on information relating solely to Acquiror or Acquisition Subsidiary supplied by Acquiror or Acquisition Subsidiary in writing expressly for inclusion or incorporation by reference in the foregoing document.

        2.27 TAKEOVER STATUTES.  No "business combination," "fair
             -----------------
price," "moratorium," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including, without
                              ----------------
limitation, Sections 351.407 and 351.459 of the Missouri Code (inasmuch as Target has approved the transactions contemplated by this Agreement, the Majority Shareholder Agreement and the Target Ancillary Agreements for purposes of Section 351.459 of the Missouri Code and has taken all other requisite corporate action under the Takeover Statutes), applicable to Target or any of the Target Subsidiaries is applicable to the Merger, this Agreement, the Target Ancillary Agreements or the other transactions contemplated hereby or thereby or any change of control of Target or the Target Subsidiaries, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates.

        2.28 YEAR 2000.  (a)  Target has initiated a review and
             ---------
assessment of the Year 2000 Problem (as hereinafter defined), has developed a plan for addressing the Year 2000 Problem on a timely basis and is implementing such plan on a timely basis. Except as would not reasonably be expected to have a Target Material Adverse Effect, to the best knowledge of Target after due inquiry, none of the assets or equipment owned or utilized by Target or any of the Target Subsidiaries will fail to perform because of, or due in any way to, a Year 2000 Problem. To the best knowledge of Target based on responses to written inquiries made by Target or otherwise based on information brought specifically to the attention of Target, no vendor, supplier or customer of Target or any of the Target Subsidiaries is reasonably expected to experience a Year 2000 Problem that, individually or in the aggregate, could constitute a Target Material Adverse Effect. The term "Year 2000 Problem" means the inability of any hardware, software or
 -----------------
process to recognize or correctly calculate dates on and after January 1, 2000, or the failure of computer systems, products or services to perform any of their intended functions in a proper manner in connection with data containing any date on or after January 1, 2000.

        (b) Target has made available to Acquiror Target's plan to address the Year 2000 Problem (the "Year 2000 Plan"). To Target's
                                    --------------
knowledge, the Year 2000 Plan will enable Target and the Target Subsidiaries to be Year 2000 Compliant (as hereinafter defined) in a timely manner except as to matters which are not reasonably likely to result in a Target Material Adverse Effect and the aggregate cost for Target and Target Subsidiaries to become Year 2000 Compliant is estimated to be less than $600,000. "Year 2000 Compliant" means that (a) the
                        -------------------
products, services, or other item(s) at issue accurately process, provide and/or receive date/time data (including calculating, comparing, and sequencing), within, from, into, and between centuries (including the twentieth and twenty-first centuries and the years 1999 and 2000), including leap year calculations, and (b) neither performance nor the functionality nor the supply of the products, services, and other items at issue will be affected by dates/times prior to, on, after, or spanning January 1, 2000. The design of the products, services, and other items at issue to ensure compliance with the foregoing warranties and representations includes proper date/time data century recognition and recognition of 1999 and 2000, calculations that accommodate same century and multicentury formulae and date/time values before, on, after, and spanning January 1, 2000, and date/time data interface values that reflect the century, 1999 and 2000.

        2.29 TARGET OPTIONS.  Upon the consummation of the Merger,
             --------------
each of Target's outstanding Options to acquire shares of Target Common Stock shall, pursuant to their terms as amended as contemplated hereby, become converted into the right to receive an amount in cash equal to the Option Consideration, as contemplated by Section 1.7.
                                             -----------

        2.30 TRANSACTION WITH AFFILIATES.  Except as set forth in
             ---------------------------
Schedule 2.30 (other than compensation and benefits received in the
-------------
ordinary course of business as an employee or director of Target or the Target Subsidiaries), no director, officer or any other affiliate or associate of Target or any of the Target Subsidiaries or any entity in which, to the knowledge of Target, any such director, officer or other affiliate or associate, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by such persons), (A) has any interest in: (i) any contract, arrangement or understanding with, or relating to the business or operations of Target or any of the Target Subsidiaries; (ii) any loan, arrangement, understanding, agreement or contract for or relating to indebtedness of Target or any of the Target Subsidiaries, or (ii) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used in, the business or operations of Target or any of the Target Subsidiaries or (B) is an obligor under any notes receivable of Target or any of the Target Subsidiaries.

        2.31 NO EXISTING DISCUSSIONS.  As of the date hereof, Target
             -----------------------
is not engaged, directly or indirectly, in any negotiations or discussions with any other party with respect to a Takeover Proposal (as hereinafter defined).

        2.32 DISCLOSURE.   All information and documents provided
             ----------
prior to the date of this Agreement, and all information and documents subsequently provided, to Acquiror or its representatives or lenders by or on behalf of Target in connection with the transactions contemplated by this Agreement are or contain, or will be or will contain as to subsequently provided information or documents, true, accurate and complete information in all material respects with respect to the subject matter thereof and are, or will be as to subsequently provided information or documents, reasonably responsive to any specific request made by or on behalf of Acquiror or its representatives or lenders.

                            ARTICLE III
                  REPRESENTATIONS, WARRANTIES AND
             CERTAIN COVENANTS OF PARENT AND ACQUIROR

        Parent and Acquiror jointly and severally represent, warrant and/or covenant to and with Target as follows:

        3.1  ORGANIZATION AND GOOD STANDING.  Parent is a corporation
             ------------------------------
duly organized and validly existing under the laws of the Canton of Zurich, Switzerland. Acquiror is a corporation duly organized and validly existing under the laws of the State of Delaware. Acquisition Subsidiary is a corporation duly organized and validly existing under the laws of the State of Missouri. Each of Parent, Acquiror and Acquisition Subsidiary has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to have such power and authority would not have an Acquiror Material Adverse Effect (as hereinafter defined). Each of Parent, Acquiror and Acquisition Subsidiary is duly qualified and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified and in good standing would not have an Acquiror Material Adverse Effect. For purposes of this Agreement, "Acquiror Material
                                                  -----------------
Adverse Effect" shall mean a material adverse effect on (i) the
--------------
business, assets, condition (financial or otherwise), properties, liabilities, prospects or the results of operations of Parent, Acquiror and its subsidiaries (including Acquisition Subsidiary) taken as a whole, (ii) the ability of Parent and Acquiror to perform their obligations set forth in this Agreement and the Acquiror Ancillary Agreements (as hereinafter defined), or (iii) the ability to timely consummate the transactions contemplated by this Agreement and the Acquiror Ancillary Agreements.

        3.2  AUTHORIZATION; BINDING AGREEMENT.  Parent, Acquiror and
             --------------------------------
Acquisition Subsidiary have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the other agreements and documents referred to herein and to be executed in connection herewith to which Parent, Acquiror or Acquisition Subsidiary is or will be a party or a signatory (the "Acquiror Ancillary Agreements") and the consummation of the
 -----------------------------
transactions contemplated hereby and thereby including, but not limited to, the Merger have been duly and validly authorized by the respective Boards of Directors of Parent, Acquiror and Acquisition Subsidiary, as appropriate, and no other corporate proceedings on the part of Parent, Acquiror or Acquisition Subsidiary are necessary to authorize the execution and delivery of this Agreement and the Acquiror Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Parent, Acquiror and Acquisition Subsidiary and constitutes, and upon execution and delivery thereof as contemplated by this Agreement, the Acquiror Ancillary Agreements will constitute, the legal, valid and binding agreements of Parent, Acquiror and Acquisition Subsidiary, enforceable against each of Parent, Acquiror and Acquisition Subsidiary in accordance with its and their respective terms, subject to the Enforceability Exceptions.

        3.3  GOVERNMENTAL APPROVALS.  No Consent from or with any
             ----------------------
Governmental Authority on the part of Parent, Acquiror or Acquisition Subsidiary is required in connection with the execution or delivery by Parent, Acquiror and Acquisition Subsidiary of this Agreement and the Acquiror Ancillary Agreements or the consummation by Parent, Acquiror and Acquisition Subsidiary of the transactions contemplated hereby or thereby other than (i) filings with the SEC, state securities laws administrators and the NASD and filing and recordation of appropriate Merger documents as required by the Missouri Code, (ii) Consents from or with Governmental Authorities, (iii) filings under the HSR Act, (iv) filings under the Exon-Florio Amendment, and (v) those Consents that, if they were not obtained or made, do not or would not have an Acquiror Material Adverse Effect.

        3.4  NO VIOLATIONS.  The execution and delivery of this
             -------------
Agreement and the Acquiror Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and compliance by Parent, Acquiror and Acquisition Subsidiary with any of the provisions hereof or thereof will not (i) conflict with or result in any breach of any provision of the Certificate and/or Articles of Incorporation or By-Laws or other governing instruments of Parent, Acquiror or Acquisition Subsidiary, (ii) require any Consent under or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or augment the performance required) under any of the terms, conditions or provisions of any Acquiror Material Contract (as hereinafter defined) or other obligation to which Parent, Acquiror or Acquisition Subsidiary is a party or by which any of them or any of their properties or assets may be bound,
(iii) result in the creation or imposition of any lien or encumbrance of any kind upon any of the assets of Parent, Acquiror or Acquisition Subsidiary, or (iv) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3, above, contravene any Law
                           -----------
currently in effect to which Parent, Acquiror or Acquisition Subsidiary or its or any of their respective assets or properties are subject, except in the case of clauses (ii), (iii) and (iv), above, for any deviations from the foregoing which do not or would not have an Acquiror Material Adverse Effect. An "Acquiror Material Contract" is
                                       --------------------------
any material note, bond, mortgage, indenture, contract, lease, license, agreement, understanding, instrument, bid or proposal the breach of which would result in an Acquiror Material Adverse Effect.

        3.5  FINDERS AND INVESTMENT BANKERS.  Neither Acquiror nor any
             ------------------------------
of its officers or directors has employed any broker or finder or otherwise incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby.

        3.6  INFORMATION SUPPLIED. None of the information relating
             --------------------
solely to Acquiror or Acquisition Subsidiary supplied or to be supplied by Acquiror or Acquisition Subsidiary in writing expressly for inclusion or incorporation by reference in the Proxy Statement (as hereinafter defined) will, at the date such document is first published, sent or delivered to holders of Target Common Stock or, at any time during the pendency of the Shareholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Acquiror or Acquisition Subsidiary with respect to statements made or incorporated by reference therein based on information supplied by Target for inclusion or incorporation by reference in the foregoing document.

        3.7  FINANCIAL ABILITY. Sufficient funds and binding credit
             -----------------
arrangements are available to Parent and Acquiror as of the date hereof, and will be available at and after the Effective Time, to pay the Merger Consideration and any other amounts payable by Parent or Acquiror hereunder at and after the Closing.

                            ARTICLE IV
                   ADDITIONAL COVENANTS OF TARGET

        Target represents, covenants and agrees as follows:

        4.1  CONDUCT OF BUSINESS OF TARGET AND TARGET SUBSIDIARIES.
             -----------------------------------------------------
Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, Target shall conduct, and it shall cause the Target Subsidiaries to conduct, its or their respective businesses in the ordinary course and consistent with past practice, subject to the limitations contained in this Agreement, and Target shall, and it shall cause the Target Subsidiaries to, use its or their respective reasonable business efforts to preserve intact its or their respective business organizations, to keep available the services of its officers, agents and employees and to maintain satisfactory relationships with all persons with whom any of them does business. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, after the date of this Agreement and prior to the Effective Time, neither Target nor any Target Subsidiary will, without the prior written consent of Acquiror:

             (i) amend or propose to amend its Certificate or Articles of Incorporation or By-Laws (or comparable governing instruments) in any material respect;

             (ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of Target or any Target Subsidiary including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of Target or any Target Subsidiary, except for the issuance of shares of Target Common Stock pursuant to the exercise of stock options or warrants outstanding on the date of this Agreement in accordance with their present terms;

             (iii) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to Target or a Target Subsidiary wholly owned by Target, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities, provided that Target may declare a quarterly dividend not in excess of $0.125 per Target Share payable to shareholders of record on September 30, 1999 to be paid on October 15, 1999 and such other quarterly dividends as Acquiror agrees to in writing;

             (iv) (a) except for debt (including, but not limited to, obligations in respect of capital leases) not in excess of the amounts set forth in the Target Approved Budget, create, incur or assume any short-term debt, long-term debt or obligations in respect of capital leases; (b) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person, except for obligations permitted by this Agreement of any wholly-owned Target Subsidiary in the ordinary course of business consistent with past practice; (c) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than customary advances to employees made in the ordinary course of business consistent with past practice), provided that Target will continue to make capital expenditures, maintain, upgrade and expand its facilities and those of the Target Subsidiaries and otherwise operate in accordance with the Target Approved Budget; (d) acquire the stock or assets of, or merge or consolidate with, any other person or business; or (e) voluntarily incur any material liability or obligation (absolute, accrued, contingent or otherwise);

             (v) sell, transfer, mortgage, pledge or otherwise dispose of, or encumber, or agree to sell, transfer, mortgage, pledge or otherwise dispose of or encumber, any material assets or properties, real, personal or mixed;

             (vi) increase in any manner the compensation of any of its officers, agents or employees other than any increases required pursuant to the Target Material Contracts in accordance with their terms in effect on the date of this Agreement and increases in the ordinary course of business consistent with past practice not in excess on an individual basis of the lesser of 15% of the current compensation of such individual or $10,000 per annum (except that the annual salary of Paul H. Duynhouwer, Target's President and Chief Executive, will increase by $15,194 as of August 1, 1999 pursuant to existing arrangements) or increase in any manner the compensation of any director;

             (vii) except as required by ERISA and only after reasonable prior consultation with Acquiror, enter into, establish, amend, make non-routine or material interpretations or determinations with respect to, or terminate any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option, stock purchase, restricted stock, or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, other employee, agent, consultant, affiliate or associate;

             (viii) make any elections with respect to Taxes that are inconsistent with the prior elections reflected in the Target Financial Statements as of and to the period ended December 31, 1998;

             (ix) compromise, settle, forgive, cancel, grant any waiver or release relating to or otherwise adjust any debts, claims, rights or

Litigation, except routine debts, claims, rights or Litigation in the ordinary course of business consistent with past practice, involving only a payment not in excess of $25,000 individually or $250,000 when aggregated with all such payments by Target and the Target Subsidiaries combined;

             (x) take any action or omit to take any action, which action or omission, if taken prior to, on or after the date hereof, would result in a breach of any of the covenants, representations or warranties of Target set forth in this Agreement or would have a Target Material Adverse Effect;

             (xi) enter into any lease or other agreement, or amend any lease or other agreement, with respect to real property;

             (xii) subject to clause (xiii) below, enter into or amend any agreement or transaction (a) pursuant to which the aggregate financial obligation of Target or a Target Subsidiary or the value of the services to be provided could exceed $2,000,000 individually, and
(b) which is not terminable upon no more than 30 days' notice by Target or the Target Subsidiary involved without penalty in excess of $2,000,000 individually;

             (xiii) enter into, amend, modify, terminate or waive any rights under (a) any Target Material Contract; or (b) any material agreement or other material obligation that restricts, in any material respect, the activities of Target or a Target Subsidiary; or (c) any agreement or obligation that restricts in any material respect any other person;

             (xiv) take any action with respect to the indemnification of any person;

             (xv) change any accounting practices or policies or depreciation or amortization rates, except as required by generally accepted accounting principles or Laws or as agreed to or requested by Target's auditors after consultation with Acquiror's auditors;

             (xvi) adopt a plan of liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization, or other reorganization; or

             (xvii) resolve, agree, commit or arrange to do any of the foregoing.

        Furthermore, Target covenants, represents and warrants that from and after the date hereof, unless Acquiror shall otherwise expressly consent in writing, Target shall, and Target shall cause each Target Subsidiary to, use its or their reasonable business efforts to:

             (A) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it or them;

             (B) pay all accounts payable and other obligations, when they become due and payable, in the ordinary course of business consistent with past practice and with the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Acquiror; and

             (C) comply in all material respects with all Laws applicable to it or any of them or their respective properties, assets or businesses and maintain in full force and effect all Target Permits necessary for, or otherwise material to, such businesses.

        4.2  NOTIFICATION OF CERTAIN MATTERS.  Target shall give
             -------------------------------
prompt notice to Acquiror if any of the following occur after the date of this Agreement: (i) any notice of, or other communication relating to, a default or Event which, with notice or lapse of time or both, would become a default under any Target Material Contract; (ii) receipt of any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material notice or other communication from any Governmental Authority (including, but not limited to, the NASD or any other securities exchange) in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an Event which would have a Target Material Adverse Effect; (v) the commencement or threat of any Litigation involving or affecting Target or any Target Subsidiary or any affiliate, or any of their respective properties or assets, or, to its knowledge, any employee, agent, director or officer of Target or any Target Subsidiary, in his or her capacity as such or as a fiduciary under a Benefit Plan of Target, which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the Merger or any material development in connection with any Litigation disclosed by Target in or pursuant to this Agreement or the Target Securities Filings; and (vi) the occurrence of any Event that would cause a breach by Target of any provision of this Agreement or a Target Ancillary Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement.

        4.3  ACCESS AND INFORMATION.  Between the date of this
             ----------------------
Agreement and the Effective Time, each of Target and the Target Subsidiaries, upon reasonable notice, will give, and shall direct its accountants and legal counsel to give, Acquiror, its lenders and their respective authorized representatives (including, without limitation, financial advisors, accountants and legal counsel) at all reasonable times full access to all offices and other facilities, to all personnel and to all contracts, agreements, commitments, books and records (including, but not limited to, Tax Returns) of or pertaining to Target and the Target Subsidiaries, will permit the foregoing to make such inspections as they may reasonably require and will cause its officers and employees promptly to furnish Acquiror with (a) such financial and operating data and other information with respect to the business, assets, liabilities, obligations and operations of Target and the Target Subsidiaries as Acquiror may from time to time reasonably request including, but not limited to, data and information required for inclusion in any of Acquiror's filings with the SEC, and (b) a copy of each material report, schedule and other document filed or received by Target or any Target Subsidiary pursuant to the requirements of applicable securities Laws, the NASD or other securities exchange.

        4.4  SHAREHOLDER APPROVAL; PROXY STATEMENT; SHAREHOLDER LISTS.
             --------------------------------------------------------

        (a) As soon as practicable, Target will in accordance with applicable Law, its Articles of Incorporation and its By-Laws take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (the "Shareholders' Meeting") for the
                                  ---------------------
purpose of adopting this Agreement and the Merger and the other transactions contemplated hereby and for such other purposes as may be necessary or desirable in connection with effectuating the transactions contemplated hereby. Except as otherwise contemplated in this Agreement, the Board of Directors of Target (i) will take all steps necessary to present and recommend to the shareholders of Target that they adopt this Agreement and approve the transactions contemplated hereby, and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by Target's shareholders of this Agreement and the Merger and the other transactions contemplated hereby, including, without limitation, voting the Target Shares held by such Directors for such adoption and approval.

        (b) Acquiror and Target will as promptly as practicable following the execution of this Agreement jointly prepare, and Target shall file, a proxy statement on an appropriate schedule or other form for distribution to holders of Target Shares in advance of the Shareholders' Meeting and such other schedules and other filings as may be necessary or appropriate (collectively, together with any amendments or supplements thereto, the "Proxy Statement") with the SEC and will
                             ---------------
use its reasonable best efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the holders of Target Shares at the earliest practical time. Target shall furnish all information concerning it and the holders of its capital stock as Acquiror may reasonably request in connection with such actions.
Target will notify Acquiror promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply Acquiror with copies of all correspondence between Target or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger or this Agreement, the Target Ancillary Agreements or the other transactions contemplated hereby or thereby. If (A) at any time prior to the Shareholders' Meeting, any event should occur relating to Target or any of the Target Subsidiaries which should be set forth in an amendment of, or a supplement to, the Proxy Statement, Target will promptly inform Acquiror and (B) if at any time prior to the Shareholders' Meeting, any event should occur relating to Parent, Acquiror or Acquisition Subsidiary or any of their respective associates or affiliates, or relating to the plans of any such persons for Target after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Acquiror will promptly inform Target and in the case of (A) or (B) Target and Acquiror shall file and, if required, mail such amendment or supplement to holders of Target Shares; provided, prior to such filing or mailing, Target and Acquiror shall consult with each other with respect to such amendment or supplement and shall incorporate the other's comments thereon. Target will not distribute or file the Proxy Statement, or any amendment thereof or supplement thereto, to which Acquiror reasonably objects.

        (c) Target hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of Target described in Section 2.4, subject to any modification, amendment or
             -----------
withdrawal thereof permitted hereby, and represents that its financial adviser has, subject to the terms of their engagement letter with Target and the Board of Directors of Target, consented to the inclusion of references to their opinion in the Proxy Statement. To the extent reasonably practicable, Target and its counsel shall permit Acquiror and its counsel to participate in all communications with the SEC and its staff, including any meetings and telephone conferences, relating to the Proxy Statement, the Merger or this Agreement or the other transactions contemplated hereby.

        (d) Target shall promptly upon the request by Acquiror, or shall cause its transfer agent to promptly, furnish Acquiror and Acquisition Subsidiary with mailing labels containing the names and addresses of all record holders of shares of Target Common Stock and with security position listings of shares of Target Common Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Target Common Stock. Target shall furnish Acquiror and Acquisition Subsidiary with such additional information, including, without limitation, updated listings and computer files of the holders of Target Common Stock, mailing labels and security position listings, and such other assistance as Acquiror or their agents may reasonably request.

        4.5  REASONABLE BUSINESS EFFORTS.  Subject to the terms and
             ---------------------------
conditions herein provided, Target agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and the other transactions contemplated by this Agreement and the Target Ancillary Agreements, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, including, but not limited to (i) obtaining the Consent of others to this Agreement, the Target Ancillary Agreements and the transactions contemplated hereby and thereby, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates, (ii) the defending of any Litigation against Target or any Target Subsidiary challenging this Agreement, the Target Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates,
(iii) obtaining all Consents from Governmental Authorities required for the consummation of the Merger and the transactions contemplated hereby or thereby, including, without limitation, any acquisition of Target Common Stock by Acquiror or any of its affiliates or associates,
(iv) timely making all necessary filings under the HSR Act, and (v) timely making all necessary filings under the Exon-Florio Amendment. Upon the terms and subject to the conditions hereof, Target agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the other conditions of the Closing set forth herein. Target will consult with counsel for Acquiror as to, and will permit such counsel to participate in, at Acquiror's expense, any Litigation referred to in clause (ii) above brought against or involving Target or any Target Subsidiary.

        4.6  PUBLIC ANNOUNCEMENTS.  So long as this Agreement is in
             --------------------
effect, Target shall not, and shall cause its affiliates not to, without the written consent of Acquiror (which consent shall not be unreasonably withheld or delayed), make any announcement or other disclosure relating to this Agreement, the terms hereof, the Merger or negotiations with respect thereto, except to their legal, accounting and financial advisers engaged in connection with the Merger, unless otherwise required by Law or pursuant to any applicable listing agreement with, or rules of, the NASD or other securities exchange; provided, that Target shall give Acquiror notice a reasonable time prior to any such disclosure required by Law or otherwise, as referred to above, and shall cooperate with and consult with Acquiror regarding the contents of any such disclosure.

        4.7  COMPLIANCE.  In consummating the Merger and the
             ----------
transactions contemplated hereby and by the Target Ancillary
Agreements, Target shall comply in all material respects with the applicable provisions of the Securities Exchange Act and shall comply, and/or cause the Target Subsidiaries to comply or to be in compliance, in all material respects, with all other applicable Laws.

        4.8  BENEFIT PLANS.  Between the date of this Agreement and
             -------------
through the Effective Time, no discretionary award or grant under any Benefit Plan of Target or a Target Subsidiary shall be made without the prior written consent of Acquiror; nor shall Target or a Target Subsidiary take any action or permit any action to be taken to accelerate the vesting of any warrants or options previously granted pursuant to any such Benefit Plan, other than pursuant to the existing terms of outstanding employee stock options which, as originally granted, contain acceleration provisions. Neither Target nor any Target Subsidiary shall make any amendment to any Benefit Plan, any awards thereunder or the terms of any security convertible into or exchangeable for capital stock without the prior written consent of Acquiror.

        4.9  NO SOLICITATION OF TAKEOVER PROPOSAL.
             ------------------------------------

        (a) Target shall, and shall direct and cause its officers, directors, employees, representatives and agents to, immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined). Target shall not, nor shall it permit any of the Target Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of the Target Subsidiaries (collectively the "Representatives") of Target and the
                                ---------------
Target Subsidiaries) to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time prior to receipt of the Target Shareholders' Approval, the Target's Board of Directors reasonably determines in good faith, after receipt of written advice from outside counsel and an independent financial advisor of nationally recognized reputation, that failing to take such action could reasonably be expected to be a breach of its fiduciary duties to Target's shareholders under applicable Law, Target may, in response to a Takeover Proposal made after the date of this Agreement which was not solicited by Target or its Representatives and which did not otherwise result from a breach of this Section 4.9, and which is reasonably
                             -----------
likely to lead to a Superior Proposal (as hereinafter defined), and subject to compliance with Section 4.9(c) (x) furnish information
                           --------------
with respect to Target to any person pursuant to a customary confidentiality agreement including customary standstill provisions (as determined by Target after consultation with its outside counsel) and
(y) participate in negotiations regarding such Takeover Proposal. Without limiting the generality of the foregoing, it is understood that any violation of the restrictions set forth in the previous two sentences by any Representative of Target or any of the Target Subsidiaries, including, without limitation, any investment banker, financial advisor, attorney, accountant or other representative retained by Target or any of the Target Subsidiaries, whether or not acting on behalf of Target or any of the Target Subsidiaries, shall be deemed to be a breach of this Section 4.9 by Target. For all
                              -----------
purposes of this Agreement, "Takeover Proposal" means any inquiry,
                             -----------------
proposal or offer relating to any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of 15% or more of the assets of Target or any of the Target Subsidiaries or 5% or more of any class of equity securities of Target or any of the Target Subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of Target or any Target Subsidiary, any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Target or any Target Subsidiary, other than the transactions contemplated by this Agreement, the Majority Shareholder Agreement or the Target Ancillary Agreements, or any other transaction the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Merger or which could reasonably be expected to dilute materially the benefits to Acquiror of the transactions contemplated by this Agreement.

        (b) The Board of Directors of Target shall promptly recommend to the shareholders of Target that they adopt this Agreement and approve the transactions contemplated hereby, and except as set forth in this Section 4.9, neither the Board of Directors of Target nor any
        -----------
committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause Target to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover
                     ---------------------
Proposal. Notwithstanding the foregoing, if at any time prior to receipt of Target Shareholders' Approval the Board of Directors of Target determines in good faith, after receipt of written opinions from outside counsel and an independent financial advisor of nationally recognized reputation, that it has received a Takeover Proposal that constitutes a Superior Proposal which did not result from a breach of this Section 4.9 and that failure to do one of the following could
     -----------
reasonably be expected to be a breach of its fiduciary duties to Target's shareholders under applicable Law, the Board of Directors of Target may (subject to this and the following sentences), after paying to Acquiror the Termination Fee (as hereinafter defined), (x) withdraw or modify its approval or recommendation of the Merger and this Agreement, (y) approve or recommend the Superior Proposal (as defined below), or (z) or terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause Target to enter into any Acquisition Agreement with respect to the Superior Proposal), but in each of the cases set forth in clause (x), (y) or (z), only at a time prior to receipt of the Target Shareholders' Approval and only at a time that is after the tenth business day following Acquiror's receipt of written notice advising Acquiror that the Board of Directors of Target has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal. Any such withdrawal or modification of the recommendation of the Merger and this Agreement, the Majority Shareholder Agreement or the Target Ancillary Agreements and the transactions contemplated hereby and thereby shall not change the approval of the Board of Directors of Target for purposes of causing Section 351.459 of the Missouri Code or any other Takeover Statute to be inapplicable to the Merger and this Agreement, the Majority Shareholder Agreement or the Target Ancillary Agreements and the transactions contemplated hereby and thereby. For all purposes of this Agreement, a "Superior Proposal" means any bona fide proposal
                   -----------------
made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, 100% of the Target Shares then outstanding (whether pursuant to a tender or exchange offer, merger, consolidation, share exchange, or other business combination) or all or substantially all the assets of Target and otherwise on terms which the Board of Directors of Target determines in its good faith judgment (based on a written opinion of an independent financial advisor of nationally recognized reputation) to be materially more favorable to Target and its shareholders than the Merger (taking into account any changes to the financial and other contractual terms of this Agreement proposed by Acquiror in response to such proposal and all other relevant financial and strategic considerations, including the timing of the consummation of such transactions) and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of Target, is reasonably capable of being financed by such third party.

        (c) In addition to the obligations of Target set forth in paragraphs (a) and (b) of this Section 4.9, Target shall immediately
                               -----------
advise Acquiror orally and in writing of any request for information or of any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal and the identity of the person making such request or Takeover Proposal. Target will keep Acquiror fully informed of the status and details (including amendments or proposed amendments) of any such request or Takeover Proposal. If, after Target receives a Superior Proposal, Acquiror desires to continue negotiations with Target with respect to the Merger, Target agrees to negotiate in good faith with Acquiror.

        (d)  Nothing contained in this Section 4.9 shall prohibit
                                       -----------
Target from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Securities Exchange Act or from making any disclosure to Target's shareholders if, in the good faith judgment of the Board of Directors of Target, after consultation with outside counsel, failure so to disclose would be inconsistent with its fiduciary duties to Target's shareholders under applicable Law; provided, however, neither Target nor its Board of Directors nor any committee thereof shall, except as permitted by
Section 4.9(b), withdraw or modify, or propose publicly to withdraw
--------------
or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose publicly to approve or recommend, a Takeover Proposal.

        4.10 SECURITIES AND SHAREHOLDER MATERIALS.  Each of Target and
             ------------------------------------
the Target Subsidiaries shall send to Acquiror a copy of all material public reports and materials as and when it sends the same to its shareholders, the SEC, the NASD or any other securities commission, exchange or market.

        4.11 RESIGNATIONS.  Target shall cause the officers and/or
             ------------
directors of Target and the Target Subsidiaries as Acquiror may request to voluntarily resign their positions as such prior to and as of the Effective Time. The instruments effecting such resignations are herein referred to as the "Resignations.") Target shall cause such
                    ------------
directors, prior to their resignation, to appoint new directors nominated by Acquiror to fill such vacancies.

        4.12 NONCOMPETE AND CONFIDENTIALITY AGREEMENTS.  At or prior
             -----------------------------------------
to closing, Barney A. Ebsworth and Paul H. Duynhouwer shall duly execute noncompete and confidentiality agreements in substantially the form attached hereto as Schedule 4.12 (the "Noncompete and
                                            --------------
Confidentiality Agreements.").
--------------------------

        4.13 COMFORT LETTERS.  Upon the request of Acquiror, Target
             ---------------
shall use reasonable business efforts to provide to Acquiror prior to the Effective Time "comfort letters" from the independent certified public accountants for Target dated as of the date of the Proxy Statement and the Closing Date, addressed to the Board of Directors of each of Target and Acquiror, covering such matters as Acquiror shall reasonably request with respect to facts concerning the financial condition and results of operations of Target and the Target Subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

        4.14 TAKEOVER STATUTES.  If any Takeover Statute is or may
             -----------------
become applicable to the Merger or this Agreement or the Target Ancillary Agreements or the transactions contemplated hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates, Target and the members of its Board of Directors will grant such approvals, and will take such other actions as are necessary so that the Merger, this Agreement, the Majority Shareholder Agreement, the Target Ancillary Agreements and the other transactions contemplated hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates may be consummated as promptly as practicable on the terms contemplated hereby and will otherwise act to eliminate or minimize the effects of any Takeover Statute on the Merger, this Agreement, the Target Ancillary Agreements and any of the transactions contemplated hereby or thereby or the execution, delivery or performance of any other agreement to acquire, or any other acquisition of, Target Common Stock by Acquiror or any of its affiliates or associates.

        4.15 YEAR 2000 PLAN.  Target shall use all commercially
             --------------
reasonable efforts to ensure that the Year 2000 Plan shall be completed in a timely manner. Target shall (i) allow Acquiror to monitor Target's Year 2000 compliance issues and Year 2000 Plan, (ii) provide prompt notice to Acquiror if Target does not achieve, or reasonably expects it shall not achieve, milestones and objectives identified in the Year 2000 Plan and (iii) cooperate in good faith with Acquiror's efforts to cause Target to be Year 2000 Compliant.

        4.16 PURCHASE OF TARGET COMMON STOCK.  Subject to the existing
             -------------------------------
provisions of Target's Articles of Incorporation and By-Laws, Target shall in no way prohibit Acquiror or any of its affiliates or associates from purchasing shares of Target Common Stock or entering into option, lock-up, voting or proxy agreements or any other similar agreements with respect to Target Common Stock at any time prior to the consummation of the Merger.

        4.17 CONVERSION OF OPTIONS.  Target shall offer to modify, and
             ---------------------
shall obtain such modification to, each outstanding Option to cause each such Option either to be exercised prior to the Effective Time, or to be canceled as of the Effective Time in exchange for the Option Consideration, as contemplated by Section 1.7(b). Target shall effect
                                  --------------
the foregoing after reasonable consultation with Acquiror pursuant to written agreements in form and substance reasonably satisfactory to Acquiror, including, without limitation, in a form consistent with
Section 1.7(b) hereof.
--------------

        4.18  DISPOSITION OF U.S. FLAGGED VESSELS; NON-U.S. FLAGGED
              -----------------------------------------------------
VESSELS. Immediately prior to the Effective Time, Target will sell,
-------
transfer, assign, contribute or otherwise dispose of its two U.S. flagged vessels, or the shares of the Target Subsidiaries owning such vessels, to such person or persons as designated by Acquiror and as directed by and on such terms and conditions as specified by Acquiror, and such U.S. flagged vessels shall be registered in the name(s) of the new owner(s) with an endorsement for the coastwise trade and all applicable mortgages with respect to such U.S. flagged vessels shall be recorded with the National Vessel Documentation Center. Immediately prior to the Effective Time, Target shall enter into (i) a time charter of such U.S. flagged vessels in substantially the form attached hereto as Exhibit 4.18(a) or on such other terms and conditions as specified
   ---------------
by Acquiror, (ii) an operating agreement with respect to Target's two non-U.S. flagged vessels in a form and on such terms and conditions as specified by Acquiror; and (iii) a transitional services agreement providing for certain transition services with a person or persons as designated by Acquiror in a form and on terms and conditions as reasonably specified by Acquiror. If, after Target receives a Takeover Proposal it takes any of the actions described in Section 4.9(a) or (b),
                                                  ---------------------
at Acquiror's request, Target shall restructure the ownership of Target's U.S. flagged vessels to allow the ownership of more than 25% of the Target Shares by a non-U.S. citizen as reasonably requested by Acquiror. Such restructuring shall be accomplished in a manner that does not materially and adversely affect the interests of Target.

        4.19 AMENDMENTS TO ARTICLES OF INCORPORATION AND BY-LAWS.
             ---------------------------------------------------

        (a) Notwithstanding anything to the contrary herein, including but not limited to anything in Section 4.9 hereof, as soon as
                               -----------
practicable, Target will in accordance with applicable Law, its Articles of Incorporation and its By-Laws take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders (which meeting may be, but need not be, the Shareholders' Meeting) for the purpose of considering and voting upon a proposal to approve and adopt a resolution which will amend Target's Articles of Incorporation to remove the additions to the Articles of Incorporation approved at a meeting of Target's shareholders held on March 23, 1999 (including but not limited to the new Article Eleven to Target's Articles of Incorporation), which additions restricted ownership of more than 24.9% of the outstanding Target Shares by non-United States Citizens (the "Articles Amendment"). The Board of Directors of
               ------------------
Target (i) will take all steps necessary to present and recommend to the shareholders of Target that they adopt the Articles Amendment at such meeting and (ii) will use its reasonable best efforts to obtain any necessary adoption and approval by Target's shareholders at such meeting of the Articles Amendment.

        (b) Acquiror and Target will as promptly as practicable following the execution of this Agreement jointly prepare, and Target shall file, a proxy statement on an appropriate schedule or other form for distribution to holders of Target Shares in advance of the shareholders' meeting referred to in Section 4.19(a) and such other
                                     ---------------
schedules and other filings as may be necessary or appropriate (which may be the Proxy Statement) with the SEC and will use its reasonable best efforts to respond to the comments of the SEC and to cause such proxy statement to be mailed to the holders of Target Shares at the earliest practical time. Target shall furnish all information concerning it and the holders of its capital stock as Acquiror may reasonably request in connection with such actions. Target will notify Acquiror promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to such proxy statement or for additional information with respect thereto, and will supply Acquiror with copies of all correspondence between Target or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to such proxy statement. If at any time prior to such shareholders' meeting, any event should occur relating to Target or any of the Target Subsidiaries which should be set forth in an amendment of, or a supplement to, such proxy statement, Target will promptly inform Acquiror and Target shall file and, if required, mail such amendment or supplement to holders of Target Shares; provided, prior to such filing or mailing, Target shall consult with Acquiror with respect to such amendment or supplement and shall incorporate Acquiror's comments thereon, unless Target reasonably objects thereto. Target will not distribute or file such proxy statement, or any amendment thereof or supplement thereto, to which Acquiror reasonably objects.

        (c) The Board of Directors of Target shall recommend to Target's shareholders that they approve and adopt the Articles
Amendment.

        (d) Target's Board of Directors shall, as soon as practicable, amend Target's By-Laws to remove therefrom Article XV of such By-Laws (relating to foreign ownership of Target Shares).

                              ARTICLE V
             ADDITIONAL COVENANTS OF PARENT AND ACQUIROR

        Parent and Acquiror jointly and severally covenant and agree as follows:

        5.1  PUBLIC ANNOUNCEMENTS.  So long as this Agreement is in
             --------------------
effect, Parent and Acquiror shall not, and shall cause their affiliates not to, without the written consent of Target, make any announcement or other disclosure relating to this Agreement, the terms hereof, the Merger or negotiations with respect thereto, except to their legal, accounting and financial advisers engaged in connection with the Merger, unless otherwise required by Law or pursuant to any applicable listing agreement with, or rules and regulations of, the NASD or other securities exchange; provided, that Parent and Acquiror shall give Target notice a reasonable time prior to any such disclosure required by Law or otherwise, as referred to above, and shall cooperate with and consult with Target regarding the contents of any such disclosure

        5.2  COMPLIANCE.  In consummating the Merger and the
             ----------
transactions contemplated hereby, Parent and Acquiror shall comply in all material respects with the applicable provisions of the Securities Exchange Act and shall comply, and/or cause Acquisition Subsidiary to comply or to be in compliance, in all material respects, with all other applicable Laws applicable thereto.

        5.3  PROXY STATEMENT.  Parent and Acquiror shall cooperate
             ---------------
with Target with respect to the preparation of the Proxy Statement as set forth in Section 4.4 (and the proxy statement, if different than
             -----------
the Proxy Statement, as set forth in Section 4.19) and shall provide
                                     ------------
Target with such information concerning Parent, Acquiror and Acquisition Subsidiary as shall be required to be included therein. Parent and Acquiror shall vote, or cause to be voted, in favor of the Merger, this Agreement and the Articles Amendment all shares of Target Common Stock directly or indirectly beneficially owned by them.

        5.4  INDEMNIFICATION AND INSURANCE.
             -----------------------------

             (a) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain provisions with respect to indemnification and exculpation similar to those set forth in the Articles of Incorporation and By-Laws of Target, which provisions Acquiror shall not and shall cause the Surviving Corporation not to amend, repeal or otherwise modify for a period of five (5) years from the Effective Time in any manner that would materially and adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Target, unless such amendment, repeal or other modification is required by applicable Law.

             (b) From and after the Effective Time, Parent and Acquiror agree that they will indemnify and hold harmless each present director and officer of Target (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"),
                                          -------------------
against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit,
 -----
proceeding or investigation whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Target would have been permitted under the Missouri Code and its Articles of Incorporation or By-Laws in effect on the date of this Agreement to indemnify such person (and Parent and Acquiror shall also advance expenses as incurred to the fullest extent permitted under applicable Law and the Articles of Incorporation and the By-Laws of Target, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification).

             (c)  Any Indemnified Party wishing to claim
indemnification under paragraph (b) of this Section 5.4, upon
                                            -----------
learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Acquiror thereof in writing, but the failure to so notify shall not relieve Acquiror of any liability it may have to such Indemnified Party if such failure does not materially prejudice Acquiror. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Acquiror or the Surviving Corporation shall have the right to assume the defense thereof, and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror or the Surviving Corporation elects not to assume such defense, or if there are any issues which raise material conflicts of interest between Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Acquiror, and Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties; provided, however, that Acquiror shall be obligated pursuant to this paragraph (c) to pay for only one firm or counsel for all Indemnified Parties and, as applicable, for local counsel, and provided, however, the costs of more than one firm or counsel shall be paid if the Indemnified Parties cannot be represented by one firm or counsel because of a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed).

             (d) For a period of five (5) years after the Effective Time and to the extent available, Parent, Acquiror or the Surviving Corporation shall maintain in effect policies of directors' and officers' liability insurance covering those persons who are currently covered by Target's directors' and officers' liability insurance policy on terms (including the amounts of coverage and the amounts of deductibles, if any) that are no less favorable to them in any material respect than the terms now applicable to them under Target's current insurance policies; provided that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of 150% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

             (e) If Parent, Acquiror or the Surviving Corporation or any of their successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions shall be made so that the successors and assigns of Acquiror or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 5.4; provided, that
                                         -----------
the failure to make such provisions shall not affect the validity of any such consolidation, merger or transfer.

             (f)  The provisions of this Section 5.4 are intended to
                                         -----------
be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and representatives.

        5.5  ADVISORY COMMITTEE.  Following the Closing, Parent and
             ------------------
Acquiror shall cause the Surviving Corporation to form an Advisory Committee, and each of Target's current non-employee directors other than Barney A. Ebsworth shall be offered the opportunity to serve as an Advisory Director for a two-year term commencing on the Closing Date. In consideration for serving as an Advisory Director, each such individual shall be entitled to receive an annual fee of $12,000, a fee of $600 for each Advisory Committee meeting attended and a $5,000 annual credit for traveling on the Surviving Corporation's travel programs. The Advisory Committee shall meet from time to time, in St. Louis, Missouri or such other place, as reasonably agreed to by the committee members and the Surviving Corporation.

                             ARTICLE VI
                             CONDITIONS

        6.1  CONDITIONS TO EACH PARTY'S OBLIGATIONS.  The respective
             --------------------------------------
obligations of each party to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

             6.1.1 SHAREHOLDER APPROVAL.  This Agreement and the
                   --------------------
        Merger and the other transactions contemplated hereby shall have been duly adopted at or prior to the Effective

        Time by the requisite vote of the shareholders of Target in accordance with the Articles of Incorporation and By-Laws of Target, the Missouri Code and the Securities Exchange Act.

             6.1.2 NO INJUNCTION OR ACTION.  No order, statute, rule,
                   -----------------------
        regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Authority, which prohibits or prevents the consummation of the Merger or the other transactions contemplated hereby and which has not been vacated, dismissed or withdrawn by the Effective Time. Target and Acquiror shall use their reasonable best efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

             6.1.3 HSR ACT.  Any waiting period applicable to the
                   -------
        Merger under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice or the Federal Trade Commission to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such Department or Commission, as the case may be.

             6.1.4 EXON-FLORIO AMENDMENT.  All approvals under the
                   ---------------------
        Exon-Florio Amendment necessary to permit the consummation of the transactions contemplated by this Agreement shall have been obtained.

             6.1.5 OPINION OF FINANCIAL ADVISOR. The fairness opinion
                   ----------------------------
        referenced in Section 2.4(c) above shall not have been
                      --------------
        withdrawn at or prior to the Effective Time.

             6.1.6 GOVERNMENTAL APPROVALS.  All Consents, other than
                   ----------------------
        Consents the failure of which to be obtained or made, in the judgment of Acquiror, would not have a material adverse effect on the business, assets, condition (financial or otherwise), properties, liabilities, prospects or the result of operations of the Surviving Corporation and its subsidiaries taken as a whole ("Surviving Corporation Material Adverse Effect"), of any
          ---------------------------------------------
        Governmental Authority required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been obtained by Final Order (as hereinafter defined). The term "Final Order" with respect to any Consent of a
              -----------
        Governmental Authority shall mean an action by the appropriate Governmental Authority as to which: (i) no request for stay by such Governmental Authority of the action is pending, no such stay is in effect, and, if any deadline for filing any such request is designated by statute or regulation, it has passed;
        (ii) no petition for rehearing or reconsideration of the action is pending before such Governmental Authority, and no appeal or comparable administrative remedy is pending before such Governmental Authority, and the time for filing any such petition, appeal or administrative remedy has passed; (iii) such Governmental Authority does not have the action under reconsideration on its own motion and the time for such reconsideration has passed; and (iv) no appeal to a court, or request for stay by a court, of the Governmental Authority action is pending or in effect, and if any deadline for filing any such appeal or request is designated by statute or rule, it has passed. The condition contained in this Subsection 6.1.6 may be waived by
                                    ----------------
        Acquiror, in its sole judgment.

        6.2  CONDITIONS TO OBLIGATIONS OF TARGET.  The obligation of
             -----------------------------------
Target to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Target:

             6.2.1 ACQUIROR REPRESENTATIONS AND WARRANTIES.  The
                   ---------------------------------------
        representations and warranties of Parent and Acquiror contained in this Agreement that are modified by materiality or Acquiror Material Adverse Effect ("Acquiror Modified Representation")
                                  --------------------------------
        shall be true and correct in all respects and those that are not so modified ("Acquiror Nonmodified Representation") shall be
                      -----------------------------------
        true and correct in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time. Furthermore, none of the representations or warranties of Acquiror contained in this Agreement, disregarding any qualifications therein or in this Section 6.2.1 regarding
                                          -------------
        materiality or Acquiror Material Adverse Effect, shall be untrue or incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have an Acquiror Material Adverse Effect.

             6.2.2 PERFORMANCE BY PARENT AND ACQUIROR.  Parent and
                   ----------------------------------
        Acquiror shall have performed and complied with all of the covenants and agreements in all material respects and satisfied in all material respects all of the conditions required by this Agreement to be performed or complied with or satisfied by Parent and Acquiror at or prior to the Effective Time.

             6.2.3 CERTIFICATE.  Acquiror shall have delivered to
                   -----------
        Target a certificate executed on its behalf by its President or another authorized officer to the effect that the conditions set forth in Subsections 6.2.1 and 6.2.2, above, have been satisfied.
                 ---------------------------

        6.3  CONDITIONS TO OBLIGATIONS OF PARENT AND ACQUIROR.  The
             ------------------------------------------------
obligations of Parent and Acquiror to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Parent and Acquiror:

             6.3.1 TARGET REPRESENTATIONS AND WARRANTIES.  The
                   -------------------------------------
        representations and warranties of Target contained in this
        Agreement that are modified by materiality or Target Material
        Adverse Effect ("Target Modified Representation") shall be true
                         ------------------------------
        and correct in all respects, and those that are not so modified
        ("Target Nonmodified Representation") shall be true and correct
          ---------------------------------
        in all material respects, on the date hereof and, except for changes not prohibited by this Agreement, as of the Effective Time as if made at the Effective Time. Furthermore, none of the representations or warranties of Target contained in this Agreement, disregarding any qualifications therein or in this
        Section 6.3.1 regarding materiality or Target Material Adverse
        -------------
        Effect, shall be untrue or
        incorrect to the extent that such untrue or incorrect representations or warranties, when taken together as a whole, have had or would have a Target Material Adverse Effect.

             6.3.2 PERFORMANCE BY TARGET.  Target shall have performed
                   ---------------------
        and complied with all the covenants and agreements in all material respects and satisfied in all material respects all the conditions required by this Agreement to be performed or complied with or satisfied by Target at or prior to the Effective Time.

             6.3.3 NO MATERIAL ADVERSE CHANGE.  There shall have not
                   --------------------------
        occurred after the date hereof any Event that has or reasonably could be expected to have a Target Material Adverse Effect.

             6.3.4 NO PENDING ACTION.  There shall not be instituted,
                   -----------------
        pending or threatened any action, investigation or proceeding by any Governmental Authority, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Governmental Authority, which is reasonably likely to be determined adversely to Parent, Acquiror or Acquisition Subsidiary, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated by the Merger, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent, Acquiror or Acquisition Subsidiary or their affiliates of all or any portion of the business or assets of Target and the Target Subsidiaries, taken as a whole, or of Parent, Acquiror or Acquisition Subsidiary or any of their affiliates, or to compel Acquiror or Acquisition Subsidiary or any of their affiliates to dispose of or hold separate all or any material portion of the business or assets of Target and the Target Subsidiaries, taken as a whole, or of Parent, Acquiror or Acquisition Subsidiary or any of their affiliates, (C) seeking to impose or confirm material limitations on the ability of Parent, Acquiror or Acquisition Subsidiary or any of their affiliates to exercise full rights of the ownership of the shares of Target Common Stock, including, without limitation, the right to vote the shares of Target Common Stock acquired or owned by Parent, Acquiror or Acquisition Subsidiary or any of their affiliates on all matters properly presented to the holders of Target Common Stock, (D) seeking to require divestiture by Parent, Acquiror or Acquisition Subsidiary or any of their affiliates of the shares of Target Common Stock, or (E) that otherwise would reasonably be expected to have a Target Material Adverse Effect.

             6.3.5 DISSENTING SHARES.  At the Effective Time,
                   -----------------
        Dissenting Shares shall not exceed 200,000 Target Shares.

             6.3.6 REQUIRED CONSENTS.  All required Consents of any
                   -----------------
        person (other than a Governmental Authority) to the Merger or the transactions contemplated hereby shall have been obtained or made on terms and conditions reasonably acceptable to Acquiror and be in full force and effect, except for those the failure of which to obtain or be made, in the judgment of Acquiror, would not have a Surviving Corporation Material Adverse Effect.

             6.3.7 CERTIFICATES AND OTHER DELIVERIES.  Target shall
                   ---------------------------------
        have delivered, or caused to be delivered, to Acquiror (i) a certificate executed on its behalf by its President or another duly authorized officer to the effect that the conditions set forth in Subsections 6.1.1, 6.1.4, 6.1.5, 6.3.1, 6.3.2, 6.3.3,
                 -----------------------------------------------------
        6.3.4, 6.3.5 and 6.3.6, above, have been satisfied; (ii) a
        ----------------------
        certificate of good standing or of legal existence, as applicable, from the Secretary of State of each state or comparable authority in other jurisdictions in which Target and the Target Subsidiaries are incorporated or qualified to do business stating that each is a validly existing corporation in good standing or of legal existence, as applicable; (iii) duly adopted resolutions of the Board of Directors and shareholders of Target approving the execution, delivery and performance of this Agreement, the Target Ancillary Agreements and the instruments contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of Target; (iv) a true and complete copy of the Articles or Certificate of Incorporation or comparable governing instruments, as amended, of Target and each of the Target Subsidiaries certified by the Secretary of State of the state of incorporation or comparable authority in other jurisdictions, and a true and complete copy of the By-Laws or comparable governing instruments, as amended, of Target and each of the Target Subsidiaries certified by the Secretary thereof;
        (v) the duly executed Noncompete and Confidentiality Agreements;
        (vi) the duly executed Resignations on terms and conditions reasonably acceptable to Acquiror; (vii) a list of the shareholders of Target entitled to vote on the adoption of this Agreement and an undertaking from Target's transfer agent to deliver a list of the shareholders of Target as of the Effective Time as soon thereafter as it is available, each such list to be certified by the transfer agent of Target; and (viii) such other documents and instruments as Acquiror reasonably may request.

             6.3.8 OPINION OF TARGET COUNSEL.  Acquiror shall have
                   -------------------------
        received the opinion of Thompson Coburn LLP, counsel to Target, in form and substance reasonably satisfactory to Acquiror, covering the matters set forth in Schedule 6.3.8 attached
                                          --------------
        hereto.

             6.3.9 COMFORT LETTERS.  Acquiror shall have received
                   ---------------
        "comfort letters" from the independent certified public accountants for Target dated as of the date of the Proxy Statement and the Closing Date, addressed to the Board of Directors of each of Target and Acquiror, covering such matters as Acquiror shall reasonably request with respect to facts concerning the financial condition and results of operations of Target and the Target Subsidiaries and customary for such certified public accountants to deliver in connection with a transaction similar to the Merger.

             6.3.10 VESSELS.  Target shall have taken all of the
                    -------
        actions and completed all of the transactions contemplated by
        Section 4.18 and Paul H. Duynhouwer, President and Chief
        ------------
        Executive Officer of Target, shall have taken such actions, undertaken such obligations and entered into such agreements as are advisable or necessary to facilitate the transactions contemplated by Section 4.18 hereof and the ownership and
                        ------------
        operation of Target's U.S. flagged vessels and the operation of Target's non-U.S. flagged vessels, upon terms and conditions reasonably satisfactory to Acquiror, in accordance with terms of the agreement attached hereto as Exhibit 6.3.10 (the agreement
                                         --------------
        attached hereto as Exhibit 6.3.10 may be amended, modified or
                           --------------
        supplemented from time to time by a written agreement between Paul H. Duynhouwer and Acquiror).

             6.3.11    ENVIRONMENTAL REPRESENTATIONS AND WARRANTIES.
                       --------------------------------------------
        The environmental representations and warranties of Target contained in Section 2.17 shall be true and correct in all material
                     ------------
        respects, without reference to any knowledge qualifier contained therein, as of the Effective Time as if made at the Effective
        Time.

                             ARTICLE VII
                     TERMINATION AND ABANDONMENT

        7.1  TERMINATION.  This Agreement may be terminated at any
             -----------
time prior to the Effective Time, whether before or after approval of the shareholders of Target described herein, only:

        (a)  by mutual written consent of Acquiror and Target;

        (b)  by either Acquiror or Target if:

             (i) the Merger shall not have been consummated on or prior to March 31, 2000; provided, however, that if Target or Acquiror determines that additional time is necessary in connection with obtaining a Consent with respect to the HSR Act from any Governmental Authority or satisfying any related waiting period, such date may be extended by Target or Acquiror from time to time by written notice to the other party to a date no later than June 30, 2000; and provided further, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose
        -----------------
failure to perform any of its obligations under this Agreement results in the failure of the Merger to be consummated by such time;

             (ii) the approval of holders of Target Common Stock
required by Section 6.1.1 shall not have been obtained at a meeting
            -------------
duly convened therefor or at any adjournment or postponement thereof;

             (iii) any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the consummation of the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

        (c) by Acquiror, if (i) there are any breaches of any Target Modified Representation or there are any material breaches of any Target Nonmodified Representation, or (ii) Target shall have breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Target promptly after the discovery thereof and Target has failed to cure or otherwise resolve the same to the reasonable satisfaction of Acquiror within twenty (20) days after receipt of such notice (without limiting the foregoing or any other covenants or agreements that may be deemed material, it is agreed that a breach of Section 4.1(iii) shall be deemed a breach of a material covenant or agreement);

        (d)  by Acquiror, if Section 4.9 shall be breached by Target
                             -----------
in any material respect, including, without limitation, by failing to promptly notify Acquiror as required thereunder;

        (e) by Acquiror, if (i) the Board of Directors of Target or any committee thereof shall have withdrawn or modified in a manner adverse to Acquiror its approval or recommendation of the Merger and this Agreement, or failed to reconfirm its recommendation within ten (10) days after a written request to do so, or approved or recommended any Takeover Proposal or (ii) the Board of Directors of Target or any committee thereof shall have resolved to take any of the foregoing actions;

        (f) by Acquiror, if (i) holders of Target Common Stock do not approve the Articles Amendment at a meeting duly convened therefor or at any adjournment or postponement thereof prior to March 31, 2000, or
(ii) if the Board of Directors of Target do not amend Target's By-Laws pursuant to Section 4.19(d);
            ---------------

        (g) by Target, if (i) there are any breaches of any Acquiror Modified Representation or there are any material breaches of any Acquiror Nonmodified Representation, or (ii) Acquiror shall have breached or failed to perform, notwithstanding satisfaction or due waiver of all conditions thereto, any of its material covenants or agreements contained herein as to which notice specifying such breach or failure has been given to Acquiror promptly after the discovery thereof and Acquiror has failed to cure or otherwise resolve the same to the reasonable satisfaction of Target within twenty (20) days after receipt of such notice; and

        (h)  by Target, in accordance with Section 4.9(b), provided
                                           --------------
that it has complied with all provisions thereof, including the notice provisions therein, and that it complies with applicable requirements relating to the payment (including the timing of any payment) of the Termination Fee (as hereinafter defined).

             The party desiring to terminate this Agreement pursuant to the preceding paragraphs (b), (c), (d), (e), (f), (g) or (h), shall give written notice of such termination to the other party in accordance with Section 8.5 below.
                -----------

        7.2  TERMINATION FEES AND RIGHTS.
             ---------------------------

        (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, this Agreement (other than as set forth in this Section 7.2, Section 4.18,
                                 -----------  ------------
Section 4.19, Section 7.3, Section 8.1, Section 8.7 and
------------  -----------  -----------  -----------
Section 8.8) shall become void and of no effect with no liability on
-----------
the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisers or other representatives); provided, however, that no such termination shall relieve any party hereto from any liability for breach of this Agreement.

        (b) In the event that this Agreement is terminated by Acquiror pursuant to Section 7.1(c) solely due to a breach of a Target
            --------------
Modified Representation or a material breach of a Target Nonmodified Represenation and the circumstances resulting in such breach occurred in the ordinary course of Target's business consistent with past practice, then Target shall promptly, but in no event later than two days after the date of such termination, pay Acquiror, as liquidated damages, a fee equal to $1 million. The amount payable in this
Section 7.2(b) shall not be payable if the Termination Fee is payable
--------------
pursuant to Section 7.2(c).
            --------------

        (c) In the event that (A) a bona fide Takeover Proposal shall have been made known to Target or any of the Target Subsidiaries or has been made directly to holders of Target Common Stock generally or any person shall have publicly announced an intention (whether or not conditional) to make a bona fide Takeover Proposal and such Takeover Proposal or announced intention shall not have been withdrawn and thereafter this Agreement is terminated by Target pursuant to Section
                                                              -------
7.1(b)(i), or by Acquiror pursuant to Section 7.1(b)(i) after a date
---------                             -----------------
occuring the earlier of (1) June 30, 2000 or (2) one additional month following March 31, 2000 for each bona fide Takeover Proposal received by Target, or (B) this Agreement is terminated by (x) either Target or Acquiror pursuant to Section 7.1(b)(ii), (y) Target pursuant to
                     ------------------
Section 7.1(h) or (z) by Acquiror pursuant to Sections 7.1(c) (if
--------------                                -------------------
not otherwise covered by Section 7.2(b)), 7.1(d), 7.1(e), or 7.1(f),
-------------------------------------------------------------------
or (C) the condition in Section 6.1.5 is not satisfied after Target's
                        -------------
receipt of a bona fide Takeover Proposal and this Agreement is duly terminated by either party, then Target shall promptly, but in no event later than two days after the date of such termination, pay Acquiror a fee equal to $8 million (the "Termination Fee"), payable by wire
                              ---------------
transfer of same day funds.

        (d)  Target acknowledges that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated by
-----------
this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if Target fails to promptly pay any amount due pursuant to this Section 7.2, and in order to obtain
                                -----------
such payment, Acquiror commences a suit which results in a judgment against Target for the Termination Fee set forth in Section 7.2(c) or
                                                    --------------
for any amount set forth in Section 7.2(b), Target shall also pay to
                            --------------
Acquiror its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee or the amount due and owing pursuant to Section
                                                        -------
7.2(b) at the prime rate of Bank of America, N.A. in effect on the
------
date such payment was required to be made.

        7.3  PROCEDURE UPON TERMINATION.  In the event of termination
             --------------------------
pursuant to this Article VII, this Agreement shall terminate and the
                 -----------
Merger shall be abandoned without further action by Target or Acquiror, provided that the agreements contained in Sections 4.18, 4.19, 7.2,
                                          -------------------------
7.3, 8.1, 8.7 and 8.8 hereof shall remain in full force and effect.
---------------------
If this Agreement is terminated as provided herein, each party shall use its reasonable best efforts to redeliver all documents, work papers and other material (including any copies thereof) of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same. Nothing contained in this Agreement shall relieve any party from any liability for any inaccuracy, misrepresentation or breach of this Agreement prior to termination.

                            ARTICLE VIII
                            MISCELLANEOUS

        8.1  CONFIDENTIALITY.  Unless (i) otherwise expressly provided
             ---------------
in this Agreement, (ii) required by applicable Law or any listing agreement with, or the rules and regulations of, any applicable securities exchange or the NASD, (iii) necessary to secure any required Consents as to which the other party has been advised, or (iv) consented to in writing by Acquiror and Target, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by Target and the Target Subsidiaries, Acquiror and Acquisition Subsidiary and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party regarding the nature and extent of the disclosure. Nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by applicable Law. In connection with any filing with the SEC under the Securities Exchange Act, Target or Acquiror, after consultation with the other party, may include any information required to be included therein with respect to the Merger. Acquiror and Target shall cooperate with the other and provide such information and documents as may be required in connection with any such filings. In the event the Merger is not consummated, Acquiror and Target shall return to the other all documents furnished by the other and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary or desirable in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

        8.2  AMENDMENT AND MODIFICATION.  To the extent permitted by
             --------------------------
applicable Law, this Agreement may be amended, modified or supplemented only by a written agreement among Target, Parent, Acquiror and Acquisition Subsidiary, whether before or after approval of the Merger and this Agreement by the holders of Target Common Stock and the holders of the common stock of Acquisition Subsidiary.

        8.3  WAIVER OF COMPLIANCE; CONSENTS.  Any failure of Target on
             ------------------------------
the one hand, or Acquiror on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by Acquiror on the one hand, or Target on the other hand, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.3.
                  -----------

        8.4  SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The
             ------------------------------------------
respective representations and warranties of Target and Parent and Acquiror contained herein or in any certificates or other documents delivered prior to or at the Closing shall survive the execution and delivery of this Agreement, notwithstanding any investigation made or information obtained by the other party, but shall terminate at the Effective Time.

        8.5  NOTICES.  All notices and other communications hereunder
             -------
shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)  if to Target, to:

                       Intrav, Inc.
                       7711 Bonhomme Avenue
                       St. Louis, Missouri  63105
                       Attention: Chief Executive Officer

                       with a copy to:

                       Thompson Coburn LLP
                       One Mercantile Center
                       St. Louis, MO 63101
                       Attention: Thomas A. Litz
                       Telecopy: 314-552-7000

                         and

                  (ii) if to Parent, Acquiror or Acquisition
                       Subsidiary, to:

                       Kuoni Reisen Holding AG
                       Neue Hard 7
                       CH-8010 Zurich
                       Switzerland
                       Attention: Chief Executive Officer

                       with copies to:

                       Kuoni Reisen Holding AG
                       Kuoni House
                       Dorking
                       Surrey U.K. RH5 4AZ
                       Attention: Peter Diethelm
                       and

                       Kuoni Reisen Holding AG
                       Neue Hard 7
                       CH-8010 Zurich
                       Switzerland
                       Attention: Stephan Hitz

                       and

                       Bryan Cave LLP
                       211 N. Broadway, Suite 3600
                       St. Louis, MO 63102
                       Attention: James L. Nouss, Jr.
                       Telecopy: 314-259-2020

        8.6  BINDING EFFECT; ASSIGNMENT.  This Agreement and all of
             --------------------------
the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other party hereto, except that Acquisition Subsidiary may assign to Acquiror or any other Subsidiary of Acquiror any and all rights, interests and obligations of Acquisition Subsidiary under this Agreement.

        8.7  EXPENSES.  All costs and expenses incurred in connection
             --------
with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

        8.8  GOVERNING LAW.  This Agreement shall be deemed to be made
             -------------
in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the State of Missouri (without regard for its choice of law rules). Any and all disputes which may arise out of this Agreement will be heard and determined before the United States District Court for the Eastern District of Missouri or the Circuit Court of St. Louis County, Missouri. The parties hereto acknowledge that such courts have the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to jurisdiction or venue in the above courts, including, but not limited to, any defense of forum non conveniens, and irrevocably agree to be bound by any non-appealable final judgment rendered thereby.

        8.9  COUNTERPARTS.  This Agreement may be executed in one or
             ------------
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        8.10 INTERPRETATION.  The article and section headings
             --------------
contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement. As used in this Agreement, (i) the term

"person" shall mean and include an individual, a partnership, a joint
 ------
venture, a corporation, a limited liability company, a trust, an association, an unincorporated organization, a Governmental Authority and any other entity; (ii) the terms "affiliate" and "associate"
                                      ---------       ---------
shall have the same meanings as set forth in Rule 12b-2 under the Securities Exchange Act; and (iii) the term "shareholder" of any
                                             -----------
specified person shall mean any holder of capital stock or other equity interest in such person.

        8.11 ENTIRE AGREEMENT.  This Agreement and the other
             ----------------
agreements, documents or instruments referred to herein or executed in connection herewith including, but not limited to, the Schedules attached hereto, which Schedules are incorporated herein by reference, and the Confidentiality Agreement between Parent and Target dated June 15, 1999, embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

        8.12 SEVERABILITY.  In case any provision in this Agreement or
             ------------
in any of the other agreements, documents or instruments referred to herein shall be held invalid, illegal or unenforceable in any jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

        8.13 SPECIFIC PERFORMANCE.  The parties hereto agree that
             --------------------
irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties further agree that each party shall be entitled to an injunction or restraining order to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement, at law or in equity.

        8.14 THIRD PARTIES.  Nothing contained in this Agreement or in
             -------------
any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person that is not a party hereto or thereto, or, a successor or permitted assign of such a party, provided that the Indemnified Parties shall be entitled to the benefits of Section 5.4 and the members of the Advisory Committee
            -----------
shall be entitled to the benefits of Section 5.5 hereof.
                                     -----------

        8.15 SCHEDULES.  The Schedules in this Agreement shall be
             ---------
arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Schedule which clearly identifies the particular item being referred is set forth therein).

        IN WITNESS WHEREOF, Parent, Acquiror, Acquisition Subsidiary and Target have caused this Agreement to be signed and delivered by their respective duly authorized officers as of the date first above written.

                         KUONI REISEN HOLDING AG


                         By:    /s/ Peter Diethelm
                            --------------------------------------------
                         Name:  Peter Diethelm
                              ------------------------------------------
                         Title: Executive Vice President
                               -----------------------------------------

                         By:    /s/ Stephan Hitz
                            --------------------------------------------
                         Name:  Stephan Hitz
                              ------------------------------------------
                         Title: Director
                               -----------------------------------------


                         DIAMOND HOLDING DELAWARE, INC.


                         By:    /s/ Peter Diethelm
                            --------------------------------------------
                         Name:  Peter Diethelm
                              ------------------------------------------
                         Title: Chief Executive Officer
                               -----------------------------------------


                         DIAMOND ACQUISITION SUBSIDIARY
                         MISSOURI, INC.


                         By:    /s/ Peter Diethelm
                            --------------------------------------------
                         Name:  Peter Diethelm
                              ------------------------------------------
                         Title: Chief Executive Officer
                               -----------------------------------------


                         INTRAV, INC.


                         By:    /s/ Paul H. Duynhouwer
                            --------------------------------------------
                         Name:  Paul H. Duynhouwer
                              ------------------------------------------
                         Title: President and Chief Executive Officer
                               -----------------------------------------